                                                                     EXHIBIT 2.1

                          PURCHASE AND SALE AGREEMENT

                                BY AND BETWEEN

                       AMOCO PRODUCTION COMPANY, SELLER

                                      AND

                       CROSS TIMBERS OIL COMPANY,  BUYER


                           DATED SEPTEMBER 29, 1997

                                     INDEX
                                     -----

Article 1.     DEFINITIONS..................................................  1

Article 2.     SALE AND PURCHASE
     2.1       Sale and Purchase............................................  8

Article 3.     PURCHASE PRICE, DEPOSIT AND PREFERENTIAL RIGHTS
     3.1       Purchase Price...............................................  9
     3.2       Deposit......................................................  9
     3.3       Preferential Rights To Purchase..............................  9

Article 4.     TITLE REVIEW
     4.1       Review of Title Records...................................... 10
     4.2       Alleged Title Defects........................................ 10
     4.3       Waiver....................................................... 11

Article 5.     INSPECTION OF PREMISES
     5.1       Inspection of Premises....................................... 11
     5.2       Alleged Adverse Conditions................................... 11
     5.3       Waiver....................................................... 12

Article 6.     ACCOUNTING
     6.1       Revenues, Expenses and Capital Expenditures.................. 12
     6.2       Taxes........................................................ 13
     6.3       Obligations and Credits...................................... 13
     6.4       Miscellaneous Accounting..................................... 14
     6.5       Final Accounting Settlement.................................. 14
     6.6       Post-Final Accounting Settlement............................. 15
     6.7       Suspense Funds............................................... 15

Article 7.     LOSS, CASUALTY AND CONDEMNATION
     7.1       Notice of Loss............................................... 15
     7.2       Casualty and Condemnation.................................... 15

Article 8.     ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES
     8.1       Opportunity for Review....................................... 16
     8.2       Seller's Non-Environmental Indemnity Obligation.............. 16
     8.3       Seller's Environmental Indemnity Obligation.................. 16
     8.4       Buyer's Non-Environmental Indemnity Obligation............... 17
     8.5       Buyer's Environmental Indemnity Obligation................... 17
     8.6       Asbestos, NORM and/or Mercury................................ 18
     8.7       Buyer's Assumption of Obligations............................ 19
     8.8       Process Safety Management.................................... 19
     8.9       Notice of Claims............................................. 20
     8.10      Defense of Claims............................................ 20

      8.11     Waiver of Certain Damages.................................... 20
      8.12     Limitation on Indemnities.................................... 21
      8.13     Litigation Obligations....................................... 21

Article 9.     SPECIAL WARRANTY AND DISCLAIMERS
      9.1      Special Warranty of Title.................................... 21
      9.2      Disclaimer - Representations and Warranties.................. 21
      9.3      Disclaimer - Statements and Information...................... 22

Article 10.    SELLER'S REPRESENTATIONS AND WARRANTIES
     10.1      Organization and Good Standing............................... 22
     10.2      Corporate Authority; Authorization of Agreement.............. 22
     10.3      No Violations................................................ 23
     10.4      Absence of Certain Changes................................... 23
     10.5      Operating Costs.............................................. 24
     10.6      Litigation................................................... 24
     10.7      Bankruptcy................................................... 24

Article 11.    BUYER'S REPRESENTATIONS AND WARRANTIES
     11.1      Organization and Good Standing............................... 24
     11.2      Corporate Authority; Authorization of Agreement.............. 24
     11.3      No Violations................................................ 25
     11.4      SEC Disclosure............................................... 25
     11.5      Independent Evaluation....................................... 25
     11.6      Buyer's Reliance............................................. 25

Article 12.    ADDITIONAL COVENANTS AND CONSIDERATIONS
     12.1      Subsequent Operations........................................ 25
     12.2      Financial Assurances......................................... 26
     12.3      Transition Agreement......................................... 26
     12.4      License Agreement(s)......................................... 26
     12.5      Sublease Agreement........................................... 27
     12.6      NGL Call..................................................... 27
     12.7      Transitional Automation Agreement............................ 27
     12.8      Partnership Agreements and Ridgewood Contracts............... 27
     12.9      Stock Warrants............................................... 27
     12.10     Cooperation by Seller........................................ 27

Article 13.    PERSONNEL MATTERS
     13.1      Employee Lists............................................... 28
     13.2      Offers of Employment......................................... 28
     13.3      Severance.................................................... 28
     13.4      Additional Agreements........................................ 28

Article 14.    HSR FILINGS
     14.1      HSR Filings.................................................. 29

Article 15.    CONDITIONS PRECEDENT TO CLOSING
     15.1      Conditions Precedent to Seller's Obligation to Close......... 29
     15.2      Conditions Precedent to Buyer's Obligation to Close.......... 29
     15.3      Conditions Precedent to Obligation of Each Party
                 to Close................................................... 30

Article 16.    THE Closing
     16.1      Closing...................................................... 31
     16.2      Obligations of Seller at Closing............................. 31
     16.3      Obligations of Buyer at Closing.............................. 32
     16.4      Possible Trade of Properties................................. 34

Article 17.    TERMINATION
     17.1      Grounds for Termination...................................... 34
     17.2      Effect of Termination........................................ 35
     17.3      Dispute over Right to Terminate.............................. 35
     17.4      Return of Documents.......................................... 35
     17.5      Confidentiality.............................................. 35

Article 18.    ARBITRATION
     18.1      Arbitration.................................................. 36

Article 19.    MISCELLANEOUS
     19.1      Notices...................................................... 36
     19.2      Conveyance Costs............................................. 37
     19.3      Brokers' Fees................................................ 37
     19.4      Records...................................................... 38
     19.5      Further Assurances........................................... 38
     19.6      Survival of Representations and Warranties................... 39
     19.7      Amendments and Severability.................................. 39
     19.8      Successors and Assigns....................................... 39
     19.9      Headings..................................................... 39
     19.10     Governing Law................................................ 39
     19.11     No Partnership Created....................................... 39
     19.12     Public Announcements......................................... 39
     19.13     No Third Party Beneficiaries................................. 40
     19.14     Waiver of Consumer Rights.................................... 40
     19.15     Not to be Construed Against Drafter.......................... 40
     19.16     Tax Deferred Exchange Election............................... 40
     19.17     Conspicuousness of Provisions................................ 40
     19.18     Execution in Counterparts.................................... 41
     19.19     Entire Agreement............................................. 41

                                    EXHIBITS
                                    --------

Exhibit "A" -  WORKING INTERESTS AND NET REVENUE INTERESTS
   ATTACHMENT 1 - Base Property Listing
   ATTACHMENT 2 - Split Lease/FLAC Listing
   ATTACHMENT 3 - Properties with Payout Balances Listing

EXHIBIT "A-1"  PROPERTIES
EXHIBIT "B" -  TERMS OF STOCK WARRANT
Exhibit "C" -  MATERIAL CONTRACTS
EXHIBIT "D" -  GAS IMBALANCES
Exhibit "E" -  PARTNERSHIPS
Exhibit "F" -  EXCLUDED PROPERTIES
Exhibit "G" -  CLAIMS, DISPUTES AND LITIGATION
Exhibit "H" -  TRANSITIONAL AUTOMATION AGREEMENT
Exhibit "I" -  ASSIGNMENT AND BILL OF SALE
Exhibit "J" -  SURFACE DEED
Exhibit "K" -  MINERAL DEED
EXHIBIT "L" -  CERTIFICATE
Exhibit "M" -  LETTERS-IN-LIEU
EXHIBIT "N" -  OPINION OF COUNSEL
EXHIBIT "O" -  NON-FOREIGN AFFIDAVIT
EXHIBIT "P" -  TRANSITION AGREEMENT
EXHIBIT "Q" -  LICENSE AGREEMENT
EXHIBIT "R" -  SUBLEASE AGREEMENT

                          PURCHASE AND SALE AGREEMENT
                          ---------------------------


    THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is dated September 29, 1997, by and between AMOCO PRODUCTION COMPANY, a Delaware corporation, with an office at 501 WestLake Park Boulevard, Houston, Texas 77079 (hereinafter referred to as "Seller") and CROSS TIMBERS OIL COMPANY, a Delaware corporation, with an office at 810 Houston St., Suite 2000, Fort Worth, Texas 76102 (hereinafter referred to as "Buyer"), and is based on the following premises:

    WHEREAS, Seller desires to sell, assign and convey to Buyer and Buyer desires to purchase and accept certain oil and gas properties and related interests; and

    WHEREAS, the parties have reached agreement regarding such sale and purchase.

    NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements herein contained, Seller and Buyer agree as follows:


                            ARTICLE 1. DEFINITIONS
                            ----------------------

1.  Definitions:  In this Agreement, capitalized terms have the meanings
    -----------
provided in this Article, unless expressly provided otherwise in other Articles. All defined terms include both the singular and the plural. All references to Articles refer to Articles in this Agreement, and all references to Exhibits refer to Exhibits attached to and made a part of this Agreement.

    1.1   "Accounting Referee"  has the meaning set forth in Article 6.5.
          --------------------

    1.2   "Affiliate" means any entity that, directly or indirectly, through one
          -----------
or more intermediaries, controls or is controlled by or is under common control with the entity specified. Control means ownership of fifty percent (50%) or greater of the voting stock of such entity.

    1.3   "Alleged Adverse Condition" means an environmental or physical
          ---------------------------
condition asserted by Buyer in accordance with Article 5.2 that, as of Closing (as hereinafter defined), is not in compliance with the then existing Laws (as hereinafter defined), and the costs associated with remediating such individual
                      ---
Alleged Adverse Condition exceeds Seventy-five Thousand and No/100 United States Dollars (US $75,000) net to Seller's interests. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, BUYER SHALL NOT BE ENTITLED TO RAISE AN ALLEGED ADVERSE CONDITION UNLESS THE AGGREGATE COST ASSOCIATED WITH REMEDIATING ALL SUCH ALLEGED ADVERSE CONDITION(S) EXCEEDS THREE PERCENT (3%) OF THE UNADJUSTED PURCHASE PRICE (AS HEREINAFTER DEFINED) (IT

BEING ACKNOWLEDGED AND AGREED THAT BUYER SHALL BE SOLELY RESPONSIBLE FOR ANY AND ALL ALLEGED ADVERSE CONDITION(S) UP TO THREE PERCENT (3%) OF THE UNADJUSTED PURCHASE PRICE).

    1.4   "Alleged Title Defect" means a Title Defect (as hereinafter defined)
          ----------------------
which is asserted by Buyer in accordance with Article 4.2, and the costs
                                                           ---
associated with curing such individual Alleged Title Defect exceeds Seventy-five Thousand and No/100 United States Dollars (US $75,000) net to Seller's interests. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, BUYER SHALL NOT BE ENTITLED TO RAISE AN ALLEGED TITLE DEFECT UNLESS THE AGGREGATE COST ASSOCIATED WITH CURING ALL SUCH ALLEGED TITLE DEFECT(S) EXCEEDS THREE PERCENT (3%) OF THE UNADJUSTED PURCHASE PRICE (IT BEING ACKNOWLEDGED AND AGREED THAT BUYER SHALL BE SOLELY RESPONSIBLE FOR ANY AND ALL ALLEGED TITLE DEFECT(S) UP TO THREE PERCENT (3%) OF THE UNADJUSTED PURCHASE PRICE).

    1.5   "Arbitrable Dispute" has the meaning set forth in Article 18.1.
          --------------------

    1.6   "Assignment and Bill of Sale" means a document in the form of Exhibit
          -----------------------------
"I".

    1.7   "Business Day" means a Day (as hereinafter defined) excluding
          --------------
Saturdays, Sundays and U.S. legal holidays.

    1.8   "Buyer Group" has the meaning set forth in Article 8.2.
          -------------

    1.9   "Casualty Loss" means any  loss, damage or reduction in value of the
          ---------------
Properties which occurs prior to Closing resulting from mechanical failure or defects, catastrophic occurrences, acts of God or any other losses which are not the result of normal wear and tear or of natural reservoir changes.

    1.10  "Certificate" means a document in the form of Exhibit "L".
          -------------

    1.11  "Claim" means any and all claims, demands, suits, causes of action,
          -------
losses, damages, liabilities, fines, penalties and costs (including attorneys' fees and costs of litigation) which are brought by or owed to a Third Party (as hereinafter defined).

    1.12  "Claimant" has the meaning set forth in Article 18.1.
          ----------

    1.13  "Claim Notice" has the meaning set forth in Article 8.9.
          --------------

    1.14  "Close" or "Closing" means the consummation of the transfer of title
          --------------------
to the Properties (as hereinafter defined) to Buyer, including execution and delivery of all documents provided for in this Agreement.

    1.15  "Closing Date" means December 1, 1997.
          --------------

    1.16  "Computed Interest" means simple interest of ten percent (10%) per
          -------------------
annum using a three hundred sixty-five (365) Day year.

    1.17  "Confidentiality Agreement" has the meaning set forth in Article 17.5.
          ---------------------------

    1.18  "Day" means a calendar day consisting of twenty-four (24) hours from
          -----
midnight to midnight.

    1.19  "Defensible Title" means, as to the Properties, such title held by
          ------------------
Seller as of Closing that is free from any liens, claims or encumbrances, except for the Permitted Encumbrances (as hereinafter defined), that:

          1.19.1 Entitles Seller to receive not less than the "Net Revenue Interests" set forth in Exhibit "A" of all oil, gas and associated liquid and gaseous hydrocarbons and non-hydrocarbons produced, saved and marketed from the Properties; and

          1.19.2 Obligates Seller to bear costs and expenses relating to the ownership, operation, maintenance and repair of the Properties in an amount not greater than the "Working Interests" set forth in Exhibit "A", unless there is a corresponding increase in the Net Revenue Interests.

    1.20  "Deposit" has the meaning set forth in Article 3.2.
          ---------

    1.21  "Effective Time" means November 1, 1997, at 7:00 a.m., local time
          ----------------
where the Properties are located.

    1.22  "Environmental Claims" means all Claims which are based on breach of
          ---------------------
Environmental Laws (as hereinafter defined).

    1.23  "Environmental Laws"  means any and all Laws that relate to: (a) the
          --------------------
prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, and/or (c) the protection of the environment generally; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended.

    1.24  "Final Accounting Settlement" has the meaning set forth in Article
          -----------------------------
6.5.

    1.25  "Final Settlement Date" has the meaning set forth in Article 6.5.
          -----------------------

    1.26  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
          ---------
1976, as amended.

    1.27  "Laws" means laws, statutes, ordinances, permits, decrees, orders,
          ------
judgments, rules or regulations (including without limitation Environmental
Laws) which are promulgated, issued or enacted by a governmental entity or tribal authority having appropriate jurisdiction.

    1.28  "Letters-in-Lieu" means a document in the form of Exhibit "M".
          -----------------

    1.29  "License Agreement - SAMS" means a document in the form of Exhibit
          --------------------------
"Q."

    1.30     "License Agreement - 3-D Seismic" means the document referred to in
             --------------------------------
Article 12.4.

    1.31  "Mineral Deed" means a document in the form of Exhibit "K".
          --------------

    1.32  "Non-Environmental Claims" means all Claims, except Environmental
          --------------------------
Claims.

    1.33  "Non-Foreign Affidavit" means a document in the form of Exhibit "O".
          -----------------------

    1.34  "NORM" means naturally occurring radioactive materials.
          ------

    1.35  "Opinion of Counsel" means a document in the form of Exhibit "N".
          --------------------

    1.36  "Permitted Encumbrances"  means:
          ------------------------

          1.36.1 Royalties, overriding royalties, production payments, reversionary interests, convertible interests, net profits interests, division orders and similar burdens encumbering the Properties to the extent the net cumulative effect of such burdens do not operate to reduce the Net Revenue Interests of the Properties to less than the Net Revenue Interests set forth in Exhibit "A," Attachment 1;

          1.36.2 Consents to assignment and similar contractual provisions encumbering the Properties to which, prior to Closing, waivers or consents are obtained from the appropriate parties;

          1.36.3 Preferential rights to purchase encumbering any one (1) or more of the Properties to which, prior to Closing: (a) waivers are obtained from the appropriate parties, or (b) the time period for exercising said right has elapsed;

          1.36.4 All rights to consent by, required notices to, filings with or other actions by a governmental entity or tribal authority in connection with the sale or conveyance of the Properties, if the same are customarily obtained subsequent to the transfer of title;

          1.36.5 Rights reserved to or vested in a governmental entity or tribal authority having appropriate jurisdiction to control or regulate the Properties in any manner whatsoever, and all Laws of any such governmental entity or tribal authority;

          1.36.6 Easements, rights-of-way, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, canals, ditches, reservoirs, pipelines, utility lines, telephone lines, power lines, railways, streets, roads, highways and structures on, over and through the Properties, to the extent such rights, interests or structures do not materially interfere with the operation of the Properties;

          1.36.7 The terms and conditions of all leases, units, agreements, contracts, instruments, licenses and permits associated with, attributable to or encumbering the Properties which have been filed with the appropriate governmental entity or tribal authority, placed of record in the appropriate County records or otherwise disclosed by Seller to Buyer;

          1.36.8 Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business;

          1.36.9 Liens of operators relating to obligations not yet due or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business;

          1.36.10 Alleged Title Defect(s) which do not meet the individual or aggregate threshold amounts set forth in Article 1.4 or which Buyer has waived under Article 4.3;

          1.36.11 Alleged Adverse Condition(s) which do not meet the individual or aggregate threshold amounts set forth in Article 1.3 or which Buyer has waived under Article 5.3;

          1.36.12  Gas imbalances associated with the Properties;

          1.36.13  Suspense funds associated with the Properties; and

          1.36.14 Such defects or irregularities in the title to the Properties that do not materially interfere with the operation, value or use of the Properties affected thereby and that would be considered not material when applying general industry standards.

    1.37 "Process Safety Management" has the meaning set forth in Article 8.8.
         ---------------------------

    1.38 "Property" or "Properties" means Seller's ownership interests in the
         --------------------------
properties (real, personal or mixed) and appurtenant rights (contractual or otherwise) as follows:

          1.38.1 All of Seller's undivided interests in, to and under, or derived from, the oil and gas leasehold interests, royalty interests, overriding royalty interests, mineral interests, production payments, net profits interests and surface interests associated with the interests which are described in Exhibit "A";

          1.38.2 All of Seller's undivided interests in, to and under, or derived from, all of the presently existing and valid unitization, communization and pooling declarations, orders, and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity or tribal authority having appropriate jurisdiction) to the extent they relate to any of the interests which are described in Exhibit "A", or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

          1.38.3 All of Seller's undivided interests in, to and under, or derived from, all of the presently existing and valid oil sales contracts, casinghead gas sales contracts, gas sales contracts, processing contracts, gathering contracts, transportation contracts, easements, rights-of-way, servitudes, surface leases, subsurface leases, permits, licenses, farm-out contracts, farm-in contracts, balancing contracts (including but not limited to the gas imbalances described in Exhibit "D"), suspense funds, operating agreements, areas of mutual interest, and other contracts, agreements and instruments (including but not limited to the material contracts described in Exhibit "C") to the extent they relate to any of the interests which are described in Exhibit "A", or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

          1.38.4 All of Seller's undivided interests in, to and under, or derived from, the personal property, improvements, fixtures, wells (whether producing, plugged and abandoned, shut-in, injection, disposal or water supply), tanks, boilers, buildings, machinery, equipment, pipelines, utility lines, power lines, telephone lines, roads and other appurtenances, to the extent the same are situated upon and used or held for use by Seller solely in connection with the ownership, operation, maintenance or repair of the interests which are described in Exhibit "A", or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

          1.38.5 All of Seller's undivided interests in, to and under, or derived from, 3-D seismic, geologic or geophysical information and data to the extent the same relates to any of the interests which are described in Exhibit "A", or the production of oil, gas or hydrocarbon and non-hydrocarbon substances attributable thereto; and

          1.38.6 Interests in, to and under, or derived from, the partnerships (tax or otherwise) described in Exhibit "E" as agreed pursuant to Article 12.8.

    SELLER EXCEPTS, RESERVES AND RETAINS, unto itself, its Affiliates, successors and assigns from the Properties the following properties (real, personal or mixed) and appurtenant rights (contractual or otherwise):

    (a) Any and all seismic, geologic or geophysical information and data that are: (i) interpretive in nature, (ii) covered by an obligation of non-disclosure, (iii) covered by an obligation of confidentiality, (iv) covered by a prohibition against transfer; (v) covers (in whole or in part) retained assets of Seller; or which is 2-D seismic data; provided that Seller shall use all reasonable efforts to remove or to obtain waiver of any such non-disclosure or confidentiality obligation prohibition against transfer;

    (b) Any and all pipelines, equipment, facilities, permits, contracts, agreements, easements, rights-of-way, surface leases and subsurface leases owned by an Affiliate of Seller;

    (c) Any and all records which consist of previous offers and economic analyses associated with the purchase, sale or exchange of the Properties, proprietary information, interpretive information, reserve data, internal communications, personnel information, tax information, information covered by a non-disclosure obligation and information covered by a legal privilege;

    (d) The properties (real, personal and mixed) and appurtenant rights (contractual or otherwise) described in Exhibit "F," provided, however, that as to any compressors and separators listed on Exhibit "F" which are owned one hundred percent by Seller, such compressors and separators shall be deemed listed on Exhibit "F" in error and shall be conveyed to Buyer as part of the Properties; and

    (e) Except as otherwise provided in this Agreement, a concurrent interest in, to and under, or derived from, the contracts, agreements, instruments, permits, easements, rights-of-way, servitudes, surface leases, subsurface leases and any other rights (contractual or otherwise) to the extent that they relate to or affect the interests reserved herein.

    1.39  "Purchase Price" has the meaning set forth in Article 3.1.
          ----------------

    1.40  "Records" means all of Seller's books, records and files related to
          ---------
the Properties; provided however, the term Records shall not include (and Seller shall have no obligation to deliver to Buyer) previous offers and economic analyses associated with the purchase, sale or exchange of the Properties, proprietary information, interpretive information, reserve data, internal communications, personnel information, tax information, information covered by a non-disclosure obligation and information covered by a legal privilege.

    1.41  "Respondent" has the meaning set forth in Article 18.1.
          ------------

    1.42  "Seller Group"  has the meaning set forth in Article 8.2.
          --------------

    1.43  "Sublease Agreement" means a document in the form of Exhibit "R".
          --------------------

    1.44  "Surface Deed"  means a document in the form of Exhibit "J".
          --------------

    1.45  "Third Party"  means any person or entity, governmental or otherwise,
          -------------
other than Seller and Buyer.

    1.46  "Title Defect" means any lien, encumbrance, encroachment or defect
          --------------
associated with Seller's title to the Properties (excluding Permitted Encumbrances) that would cause Seller, as of Closing, not to have Defensible Title.

    1.47  "Transition Agreement" means a document in the form of Exhibit  "P".
          ----------------------

    1.48  "Transitional Automation Agreement" refers to the document described
          ---------------------------------
in Article 12.8.

                         ARTICLE 2. SALE AND PURCHASE
                         ----------------------------

    2.1  Sale and Purchase.  On the Closing Date, effective as of the Effective
         -----------------
Time and upon the terms and conditions herein set forth, Seller agrees to sell and assign the Properties to Buyer and Buyer agrees to buy and accept the Properties.

          ARTICLE 3. PURCHASE PRICE, DEPOSIT AND PREFERENTIAL RIGHTS
          ----------------------------------------------------------

    3.1   Purchase Price. The total consideration, subject to adjustments as set
          --------------
forth in this Agreement, paid to Seller by Buyer for the Properties shall be (a) Two Hundred Fifty-Two Million and no/100 United States Dollars (US$252,000,000.00) ("Purchase Price"), payable in full at Closing in immediately available funds and (b) a warrant to purchase Six Hundred Twenty-Five Thousand (625,000) shares of common stock of Buyer on mutually agreed terms as generally outlined on Exhibit "B." The Purchase Price shall be increased by the Computed Interest from the Effective Time through Closing, provided, however, that Buyer shall not be required to pay Computed Interest from November 1, 1997 through November 30, 1997 or on the Trade Assets Value, if Seller exercises its option to acquire the trade properties described in Article 16.4.

    3.2   Deposit.  Upon the execution of this Agreement, Buyer shall pay to
          -------
Seller a deposit in the amount of ten percent (10%) of the unadjusted Purchase Price ("Deposit"). In the event of Closing, the Purchase Price shall be credited by the amount of the Deposit (plus Computed Interest on the Deposit from the date of receipt by Seller until Closing). If Closing does not occur, the Deposit (plus Computed Interest on the Deposit from the date of receipt by Seller until termination) will be refunded to Buyer, unless Closing failed to occur as a result of Buyer's breach of this Agreement (including without limitation Buyer's failure to comply with Article 14.1) in which case Seller shall retain the Deposit plus all interest thereon as liquidated damages and not as a penalty.

    3.3   Preferential Rights To Purchase.  Buyer represents that it has made a
          -------------------------------
good faith allocation of the Purchase Price to assets comprising the Properties, and such allocation as set forth in Exhibit "A" shall be used by Seller to provide any required preferential purchase right notifications. If, prior to Closing, a holder of a preferential purchase right notifies Seller that it intends to exercise its rights with respect to a Property to which its preferential purchase right applies (as determined in accordance with the agreement in which the preferential purchase right arises), the Property covered by said preferential purchase right shall be excluded from the Properties to be conveyed to Buyer, and the Purchase Price shall be reduced by the value allocated to said Property in Exhibit "A". Buyer acknowledges and agrees that Seller shall determine (in its sole judgment) the extent of the preferential purchase rights encumbering the Properties, and said determination shall be used by Seller to provide the preferential purchase right notifications. The form of notice shall be reviewed by Buyer, and Seller shall send out preferential purchase right notices by October 10, 1997, except with respect to those notices which must necessarily be given after other notices have been waived or have expired. If the holder of the preferential purchase right fails to consummate the purchase of the Property subject to the preferential purchase right, Seller shall promptly notify Buyer. Within ten (10) Business Days after Buyer's receipt of such notice or Closing, whichever is later, Seller shall sell to Buyer, and Buyer shall purchase from Seller, such Property under the terms of this Agreement for a price equal to the value allocated to such Property in Exhibit "A". Notwithstanding the foregoing, Buyer shall have no obligation under this Agreement or otherwise to purchase the Property if Buyer is not notified of the preferential purchase right holder's failure to consummate the purchase of the Property within ninety (90) Days following Closing.

                            ARTICLE 4. TITLE REVIEW
                            -----------------------

    4.1   Review of Title Records.  Upon execution of this Agreement, Seller
          -----------------------
shall make available to Buyer during reasonable business hours Records in Seller's possession relating to the title to the Properties. Buyer shall be entitled to review said title Records. Buyer shall have the right to reasonably request copies of any and all such title Records and upon such request, Seller shall provide the requested copies to Buyer at Buyer's expense.

    4.2   Alleged Title Defects.  As soon as reasonably practicable (and on an
          ---------------------
ongoing basis), but in no event later than one hundred twenty (120) Days after Closing, Buyer shall notify Seller of any Properties which are subject to Alleged Title Defect(s). Buyer's notice asserting Alleged Title Defect(s) shall include a description and full explanation (including any and all supporting documentation associated therewith) of each Alleged Title Defect being claimed and a value which Buyer in good faith attributes to curing the same. Seller, during said one hundred twenty (120) Day period, shall have the right to notify Buyer of any increases in Net Revenue Interest or decreases in Working Interest in the Properties and request a corresponding adjustment. Buyer and Seller shall meet from time to time as necessary in an attempt to mutually agree on a proposed resolution with respect to the Alleged Title Defect(s) raised by Buyer and increases in Net Revenue Interest or decreases in Working Interest raised by Seller. The value allocated to each Property as set forth on Exhibit "A" and the costs to cure such title defects shall be used by the parties to determine the amount of any adjustment, if any, due to the existence of an Alleged Title Defect. It is recognized that good faith differences of opinion may exist between Buyer and Seller in connection with the Alleged Title Defect(s) raised by Buyer and adjustments to the Net Revenue Interests or Working Interests raised by Seller, including without limitation, disputes as to: (a) whether or not the alleged defect constitutes an Alleged Title Defect within the meaning of this Agreement, (b) whether or not the magnitude of the alleged defect individually or in the aggregate exceeds the threshold amounts set forth in
Article 1.4, (c) whether or not the Alleged Title Defect raised by Buyer was properly and timely asserted by Buyer pursuant to this Article, and/or (d) the appropriate upward or downward adjustment, if any, on account of a change in the Net Revenue Interest or Working Interests from those set forth in Exhibit A," Attachment 1. If any such differences of opinion are not resolved by mutual agreement of Buyer and Seller, either party shall have the right, exercisable within one hundred eighty (180) Days after Closing, to initiate binding arbitration in accordance with Article 18.1, using arbitrators who are attorney(s) licensed in the state where the Property at issue is located and who have at least ten (10) years oil and gas title experience.

    4.3   Waiver.  EXCEPT FOR CLAIMS BUYER ASSERTS UNDER SELLER'S SPECIAL
          ------
WARRANTY OF TITLE CONTAINED ARTICLE 9.1, ALL TITLE OBJECTIONS (INCLUDING WITHOUT LIMITATION ALLEGED TITLE DEFECT(S)) NOT RAISED OR REFERRED TO BINDING ARBITRATION, AS APPLICABLE, BY BUYER WITHIN THE TIME PERIOD PROVIDED IN ARTICLE
4.2 SHALL BE WAIVED BY BUYER FOR ALL PURPOSES, AND BUYER SHALL HAVE NO RIGHT TO SEEK AN ADJUSTMENT TO THE PURCHASE PRICE, MAKE A CLAIM (IN ACCORDANCE WITH
ARTICLE 18.1 OR OTHERWISE) AGAINST SELLER OR SEEK INDEMNIFICATION (IN ACCORDANCE WITH ARTICLE 8 OR OTHERWISE) FROM SELLER ASSOCIATED WITH THE SAME, AND BUYER
(ON BEHALF OF ITSELF, ITS OFFICERS, AGENTS, EMPLOYEES, AFFILIATES, SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES SUCH CLAIMS.

                       ARTICLE 5. INSPECTION OF PREMISES
                       ---------------------------------

    5.1   Inspection of Premises.  Prior to Closing, Buyer shall have access
          ----------------------
during reasonable business hours to the Seller-operated Properties, and Seller shall use reasonable efforts to obtain permission for Buyer to gain access to the Third Party-operated Properties, for the purpose of inspecting the environmental and physical condition of the same. Such inspection shall be conducted in accordance with the terms of the Confidentiality Agreement.

    5.2   Alleged Adverse Conditions.  As soon as reasonably practical (and on
          --------------------------
an ongoing basis), but in no event later than one hundred and eighty (180) Days after Closing, Buyer shall notify Seller of any Properties which are subject to Alleged Adverse Condition(s). Buyer's notice of Alleged Adverse Condition(s) shall include a complete description of each individual condition to which Buyer takes exception (including any and all supporting documentation associated therewith) and the costs which Buyer in good faith attributes to remediating the same. In evaluating the existence or magnitude of an Alleged Adverse Condition, due consideration shall be given to the length of time the Alleged Adverse Condition has been in existence and whether such fact, circumstance or condition is of the type expected to be encountered in the area involved, and whether the Alleged Adverse Condition is customarily acceptable to reasonable persons engaged in the business of ownership and operation of oil and gas properties. Buyer and Seller shall meet from time to time as necessary in an attempt to mutually agree on a proposed resolution with respect to the Alleged Adverse Condition(s) raised by Buyer. The value allocation to each Property as set forth on Exhibit "A" and the costs to cure such adverse condition shall be used by the parties to determine the amount of any adjustment, if any, due to the existence of an Alleged Adverse Condition. It is recognized that good faith differences of opinion may exist between Buyer and Seller in connection with the Alleged Adverse Condition(s) raised by Buyer, including without limitation, disputes as to: (a) whether or not the alleged defect constitutes an Alleged Adverse Condition within the meaning of this Agreement, (b) whether or not the magnitude of the alleged defect individually or in the aggregate exceeds the threshold amounts set forth in Article 1.3, (c) whether or not the Alleged Adverse Condition raised by Buyer was properly and timely asserted by Buyer pursuant to this Article, and/or (d) the adjustment, if any, on account of the Alleged Adverse Condition. If any such difference of opinion regarding an Alleged Adverse Condition raised by Buyer is not resolved by mutual agreement of Buyer and Seller, either party shall have the right, exercisable within two hundred seventy (270) Days after Closing, to initiate binding arbitration in accordance with Article 18.1. Notwithstanding anything contained in this Agreement to the contrary (including Article 18.1), if Seller disagrees with the decision of the arbitration panel, Seller shall have the right (but not the obligation) to: (i) remediate, at Seller's sole cost, the Property at issue to a point where it is in compliance with the Laws, or (ii) require the reassignment of the Property at issue from Buyer to Seller. If Seller elects to require the reassignment of the Property at issue, Buyer and Seller will take all necessary action (including without limitation, execution of documentation and conducting an accounting) required to place the parties back into a position with respect to the Property at issue just prior to Closing.

    5.3   Waiver.  ALL ADVERSE CONDITIONS (INCLUDING WITHOUT LIMITATION ALLEGED
          ------
ADVERSE CONDITION(S)) NOT RAISED OR REFERRED TO BINDING ARBITRATION, AS APPLICABLE, BY BUYER WITHIN THE TIME PERIOD PROVIDED IN ARTICLE 5.2 SHALL BE WAIVED BY BUYER FOR ALL PURPOSES, AND BUYER SHALL HAVE NO RIGHT TO SEEK AN ADJUSTMENT TO THE PURCHASE PRICE, MAKE A CLAIM (IN ACCORDANCE WITH ARTICLE 18.1 OR OTHERWISE) AGAINST SELLER OR SEEK INDEMNIFICATION (IN ACCORDANCE WITH ARTICLE 8 OR OTHERWISE) FROM SELLER ASSOCIATED WITH THE SAME, AND BUYER (ON BEHALF OF ITSELF, ITS OFFICERS, AGENTS, EMPLOYEES, AFFILIATES, SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES SUCH CLAIMS.

                             ARTICLE 6. ACCOUNTING
                             ---------------------

    6.1   Revenues, Expenses and Capital Expenditures.  All merchantable oil,
          -------------------------------------------
liquid hydrocarbon and non-hydrocarbon substances stored in tanks and vessels on the Properties (including any and all line fill owned by Seller or its Affiliates downstream of the custody transfer point) will be gauged to the bottom of the flange by Seller or the operator of the Properties, as applicable, as of the Effective Time, and Seller shall be entitled to the proceeds associated with such oil, liquid hydrocarbon and non-hydrocarbon substances so gauged when sold. Oil, liquid hydrocarbon and non-hydrocarbon substances in treating equipment and separation equipment below pipeline connections as of the Effective Time shall not be considered to be merchantable and shall become the property of Buyer. Seller shall be entitled to all operating revenues and related accounts receivable arising in the ordinary course of business attributable to the Properties and shall be responsible for all operating expenses and related accounts payable (except as provided below) arising in the ordinary course of business attributable to the Properties, in each case to the extent they relate to the period of time prior to the Effective Time. Buyer shall be entitled to all operating revenues and related accounts receivable arising in the ordinary course of business attributable to the Properties and responsible for the payment of all operating expenses and related accounts payable arising in the ordinary course of business attributable to the Properties, in each case to the extent they relate to time after the Effective Time. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall assume and be solely responsible for: (a) any and all gas imbalances associated with the Properties, including without limitation all rights related to underproduction, if any, and
(b) any and all capital expenditures (i.e., costs of wells, production
                                      ---
equipment, facilities (which also includes casing, tubing, tank batteries, flow lines and separators), and land and building acquisitions) associated with the Properties to the extent said capital expenditures were incurred (or the obligation to incur said capital expenditures was undertaken) by Seller within the period of time six (6) months prior to Closing and exceed one percent (1%) of the unadjusted Purchase Price. The actual amounts or values associated with the above shall be accounted for in the Final Accounting Settlement.

    6.2   Taxes.  All taxes and assessments, including without limitation,
          -----
excise taxes, ad valorem taxes and any other federal, state, local or tribal taxes or assessments attributable to the ownership or operation of the Properties prior to the Effective Time shall remain Seller's responsibility, and all deductions, credits or refunds pertaining to the aforementioned taxes and assessments, no matter when received, shall belong to Seller. All taxes and assessments, including without limitation, excise taxes, ad valorem taxes and any other federal, state, local or tribal taxes and assessments attributable to the ownership or operation of the Properties after the Effective Time (excluding Seller's income taxes from the Effective Time through Closing and any associated capital gains taxes which shall remain Seller's obligation) shall be Buyer's responsibility, and all deductions, credits or refunds pertaining to the aforementioned taxes and assessments, no matter when received, shall belong to Buyer. The actual amounts or values associated with the above, shall be accounted for in the Final Accounting Settlement. Buyer shall additionally be solely responsible for all transfer, sales, use or similar taxes resulting from or associated with the transaction contemplated under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Seller shall be entitled to retain any and all Section 29 tax credits associated with the Properties from the Effective Time through Closing.

    6.3   Obligations and Credits.  All prepaid insurance premiums, utility
          -----------------------
charges, taxes, rentals, deposits and any other prepaids applicable to the period of time after the Effective Time, if any, and attributable to the Properties shall be reimbursed to Seller by Buyer, and all accrued payables applicable to the period of time prior to the Effective Time, if any, and attributable to the Properties shall be the responsibility of Seller. The actual amounts or values associated with the above shall be accounted for in the Final Accounting Settlement.

    6.4   Miscellaneous Accounting.  In addition to the items set forth in
          ------------------------
Articles 6.1 through 6.3, any other amounts due between Buyer and Seller related to the ownership or operation of the Properties from the Effective Time through Closing shall be accounted for in the Final Accounting Settlement.

    6.5   Final Accounting Settlement.  As soon as reasonably practicable, but
          ---------------------------
in no event later than one hundred and eighty (180) Days after Closing, Seller shall deliver to Buyer a post-Closing statement setting forth a detailed calculation of all post-Closing adjustments applicable to the period of time between the Effective Time and Closing ("Final Accounting Settlement"). As soon as reasonably practicable, but in no event later than sixty (60) Days after Buyer receives the post-Closing statement, Buyer shall deliver to Seller a written report containing any changes which Buyer proposes to be made to such post-Closing statement. If Buyer fails to timely deliver the written report to Seller containing changes Buyer proposes to be made to the post-Closing statement, the post-Closing statement delivered by Seller shall be deemed to be true and correct and the same shall be final and binding on the parties and not subject to arbitration hereunder. As soon as reasonably practicable, but in no event later than fifteen (15) Days after Seller receives Buyer's written report, the parties shall meet and undertake to agree on the final post-Closing adjustments. If the parties fail to agree on the final post-Closing adjustments within such fifteen (15) Day period, the disputed items shall be resolved by submitting the same to Ernst & Young (the "Accounting Referee"). The Accounting Referee shall resolve the dispute(s) regarding the post-Closing adjustments within thirty (30) Days after having the relevant materials submitted for review. The decision of the Accounting Referee shall be binding on and non-appealable by the parties. The fees and expenses associated with the Accounting Referee shall be borne equally by Buyer and Seller. The date upon which all amounts associated with the Final Accounting Settlement are agreed to by the parties, whether by decision of the Accounting Referee or otherwise, shall be herein called the "Final Settlement Date". Any amounts owed by either party to the other as a result of such post-Closing adjustments shall be paid within five
(5) Business Days after the Final Settlement Date.

    6.6   Post-Final Accounting Settlement.  Any revenues received or costs and
          --------------------------------
expenses paid by Buyer after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties prior to the Effective Time, and not assigned to Buyer, shall be billed or reimbursed, as appropriate, to Seller within thirty (30) Days after receipt by Buyer. Any revenues received or costs and expenses paid by Seller after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties after the Effective Time, and not reserved by Seller, shall be billed or reimbursed, as appropriate, to Buyer within thirty (30) Days after receipt by Seller.

    6.7   Suspense Funds.  At Closing or with the Final Accounting Settlement,
          --------------
at Seller's option, Seller shall transfer to Buyer all funds, if any, held by Seller in suspense owing to Third Parties on account of production from the Properties. When Seller transfers such suspense accounts, Buyer shall assume sole responsibility for the payment thereof to Third Parties and SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS Seller from all Claims, relating to or arising from Buyer's payment, mispayment, or failure to make payment of any or all such funds, excluding, however, any Claim based upon Seller's failure to disburse funds prior to the time such funds are transferred to Buyer.


                  ARTICLE 7.  LOSS, CASUALTY AND CONDEMNATION
                  -------------------------------------------

    7.1   Notice of Loss.  From the date hereof until Closing, Seller shall
          --------------
promptly notify Buyer of any loss or damage to the Properties, or any part thereof, known to Seller exceeding Fifty Thousand and No/100 United States Dollars (US $50,000) net to Seller's interest.

    7.2   Casualty and Condemnation.  If a substantial part of the Properties,
          -------------------------
shall prior to Closing: (a) be destroyed by a Casualty Loss, or (b) be taken in condemnation or if proceedings for such purposes shall be pending; then Seller and Buyer shall attempt to mutually agree on a reduction in the Purchase Price reflecting the reduction in the value of the Properties affected by the Casualty Loss or taking. If Seller and Buyer are unable to mutually agree on such reduction, either party shall have the right, exercisable within ninety (90) Days after Closing, to initiate binding arbitration in accordance with Article
18.1. Seller shall retain any and all sums paid to Seller, unpaid awards, insurance proceeds or other payments associated with or attributable to such Casualty Loss or taking.


           ARTICLE 8. ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES
           ---------------------------------------------------------

    8.1   Opportunity for Review.  EACH PARTY REPRESENTS THAT IT HAS HAD AN
          ----------------------
ADEQUATE OPPORTUNITY TO REVIEW THE FOLLOWING INDEMNITY AND RELEASE PROVISIONS, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT. BASED UPON THE FOREGOING REPRESENTATION, THE

PARTIES AGREE TO THE PROVISIONS SET FORTH BELOW.

    8.2  Seller's Non-Environmental Indemnity Obligation.  SELLER SHALL, SUBJECT
         -----------------------------------------------
TO THE LIMITATIONS SET FORTH BELOW, RELEASE BUYER FROM AND SHALL FULLY PROTECT, INDEMNIFY AND DEFEND BUYER, ITS OFFICERS, AGENTS, EMPLOYEES AND AFFILIATES (COLLECTIVELY, "BUYER GROUP") AND HOLD THEM HARMLESS FROM AND AGAINST ANY AND ALL NON-ENVIRONMENTAL CLAIMS AND ANY AND ALL OCCURRENCES AND CONDITIONS WHICH WOULD CONSTITUTE NON-ENVIRONMENTAL CLAIMS BUT WHICH ARE ASSERTED BY SELLER, ITS OFFICERS, AGENTS, EMPLOYEES AND AFFILIATES (COLLECTIVELY, "SELLER GROUP") RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH THE OWNERSHIP OR OPERATION OF THE PROPERTIES, OR ANY PART THEREOF, PERTAINING TO THE PERIOD OF TIME PRIOR TO CLOSING, INCLUDING WITHOUT LIMITATION, NON-ENVIRONMENTAL CLAIMS RELATING TO: (A) INJURY OR DEATH OF ANY PERSON OR PERSONS WHOMSOEVER,
(B) DAMAGES TO OR LOSS OF ANY PROPERTY OR RESOURCES, (C) COMMON LAW CAUSES OF ACTION SUCH AS NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, NUISANCE OR TRESPASS, AND/OR (D) FAULT IMPOSED BY STATUTE, RULE, REGULATION OR OTHERWISE. THE INDEMNITY OBLIGATION AND RELEASE PROVIDED HEREIN SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS OF BUYER GROUP.

NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, SELLER SHALL HAVE NO OBLIGATION UNDER THIS AGREEMENT OR OTHERWISE TO PROTECT, INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER GROUP FROM AND AGAINST ANY ONE OR MORE OF THE FOLLOWING: (I) NON-ENVIRONMENTAL CLAIMS FOR WHICH BUYER HAS NOT PROVIDED SELLER WITH WRITTEN NOTICE OF SUCH NON-ENVIRONMENTAL CLAIM IN ACCORDANCE WITH
ARTICLE 8.9 WITHIN EIGHTEEN (18) MONTHS AFTER CLOSING (IT BEING ACKNOWLEDGED AND AGREED THAT BUYER SHALL BE SOLELY RESPONSIBLE FOR ANY AND ALL NON-ENVIRONMENTAL CLAIMS NOT RAISED WITHIN SUCH EIGHTEEN MONTH PERIOD), AND (II) NON-ENVIRONMENTAL CLAIMS UP TO THREE PERCENT (3%) OF THE UNADJUSTED PURCHASE PRICE (IT BEING ACKNOWLEDGED AND AGREED THAT BUYER SHALL BE SOLELY RESPONSIBLE FOR ANY AND ALL NON-ENVIRONMENTAL CLAIMS UP TO THREE PERCENT (3%) OF THE UNADJUSTED PURCHASE PRICE).

    8.3  Seller's Environmental Indemnity Obligation.  SELLER SHALL, SUBJECT TO
         -------------------------------------------
THE LIMITATIONS SET FORTH BELOW, RELEASE BUYER FROM AND SHALL FULLY PROTECT, INDEMNIFY AND DEFEND BUYER GROUP AND HOLD THEM HARMLESS FROM AND AGAINST ANY AND ALL ENVIRONMENTAL CLAIMS AND ANY AND ALL OCCURRENCES AND CONDITIONS WHICH WOULD CONSTITUTE ENVIRONMENTAL CLAIMS BUT WHICH ARE ASSERTED BY SELLER GROUP RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH THE OWNERSHIP OR OPERATION OF THE PROPERTIES, OR ANY PART THEREOF, PERTAINING TO THE PERIOD OF TIME PRIOR TO CLOSING, INCLUDING WITHOUT LIMITATION, ENVIRONMENTAL CLAIMS RELATING TO: (A) INJURY OR DEATH OF ANY PERSON OR PERSONS WHOMSOEVER, (B) DAMAGES TO OR LOSS OF ANY PROPERTY OR RESOURCES, (C) POLLUTION, ENVIRONMENTAL DAMAGE OR VIOLATION OF ENVIRONMENTAL LAWS, (D) COMMON LAW CAUSES OF ACTION SUCH AS NEGLIGENCE,

GROSS NEGLIGENCE, STRICT LIABILITY, NUISANCE OR TRESPASS, AND/OR (E) FAULT IMPOSED BY STATUTE, RULE, REGULATION OR OTHERWISE. THE INDEMNITY OBLIGATION AND RELEASE PROVIDED HEREIN SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS OF BUYER GROUP.

NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, SELLER SHALL HAVE NO OBLIGATION UNDER THIS AGREEMENT OR OTHERWISE TO PROTECT, INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER GROUP FROM AND AGAINST ANY ONE OR MORE OF THE FOLLOWING: (I) ENVIRONMENTAL CLAIMS FOR WHICH BUYER HAS NOT PROVIDED SELLER WITH WRITTEN NOTICE OF SAID ENVIRONMENTAL CLAIM IN ACCORDANCE WITH
ARTICLE 8.9 WITHIN TWELVE (12) MONTHS AFTER CLOSING (IT BEING ACKNOWLEDGED AND AGREED THAT BUYER SHALL BE SOLELY RESPONSIBLE FOR ANY AND ALL ENVIRONMENTAL CLAIMS NOT RAISED WITHIN SUCH TWELVE MONTH PERIOD), (II) ENVIRONMENTAL CLAIMS UP TO THREE PERCENT (3%) OF THE UNADJUSTED PURCHASE PRICE (IT BEING ACKNOWLEDGED AND AGREED THAT BUYER SHALL BE SOLELY RESPONSIBLE FOR ANY AND ALL ENVIRONMENTAL CLAIMS UP TO THREE PERCENT (3%) OF THE UNADJUSTED PURCHASE PRICE), AND (III) ENVIRONMENTAL CLAIMS GREATER THAN FIFTY PERCENT (50%) OF THE UNADJUSTED PURCHASE PRICE (IT BEING ACKNOWLEDGED AND AGREED THAT BUYER SHALL BE SOLELY RESPONSIBLE FOR ANY AND ALL ENVIRONMENTAL CLAIMS GREATER THAN FIFTY PERCENT (50%) OF THE UNADJUSTED PURCHASE PRICE).

    8.4  Buyer's Non-Environmental Indemnity Obligation.  BUYER SHALL RELEASE
         ----------------------------------------------
SELLER FROM AND SHALL FULLY PROTECT, INDEMNIFY AND DEFEND SELLER GROUP AND HOLD THEM HARMLESS FROM AND AGAINST ANY AND ALL NON-ENVIRONMENTAL CLAIMS AND ANY AND ALL OCCURRENCES AND CONDITIONS WHICH WOULD CONSTITUTE NON-ENVIRONMENTAL CLAIMS BUT WHICH ARE ASSERTED BY BUYER GROUP RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH THE OWNERSHIP OR OPERATION OF THE PROPERTIES, OR ANY PART THEREOF, PERTAINING TO THE PERIOD OF TIME PRIOR TO CLOSING, NO MATTER WHEN ASSERTED, FOR WHICH SELLER'S INDEMNITY OBLIGATION HAS CEASED, TERMINATED (IN ACCORDANCE WITH ARTICLE 8.2 OR OTHERWISE) OR DID NOT EXIST, AND FROM AND
                                                                ---
AGAINST ANY AND ALL NON-ENVIRONMENTAL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH THE OWNERSHIP OR OPERATION OF THE PROPERTIES, OR ANY PART THEREOF, PERTAINING TO THE PERIOD OF TIME AT AND AFTER CLOSING, NO MATTER WHEN ASSERTED; INCLUDING WITHOUT LIMITATION, NON-ENVIRONMENTAL CLAIMS RELATING TO: (A) INJURY OR DEATH OF ANY PERSON OR PERSONS WHOMSOEVER, (B) DAMAGES TO OR LOSS OF ANY PROPERTY OR RESOURCES, (C) COMMON LAW CAUSES OF ACTION SUCH AS NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, NUISANCE OR TRESPASS, AND/OR (D) FAULT IMPOSED BY STATUTE, RULE, REGULATION OR OTHERWISE. THE INDEMNITY OBLIGATION AND RELEASE PROVIDED HEREIN SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS OF SELLER GROUP.

    8.5  Buyer's Environmental Indemnity Obligation.  BUYER SHALL RELEASE SELLER
         ------------------------------------------
FROM AND SHALL FULLY PROTECT, INDEMNIFY AND DEFEND SELLER GROUP AND

HOLD THEM HARMLESS FROM AND AGAINST ANY AND ALL ENVIRONMENTAL CLAIMS AND ANY AND ALL OCCURRENCES AND CONDITIONS WHICH WOULD CONSTITUTE ENVIRONMENTAL CLAIMS BUT WHICH ARE ASSERTED BY BUYER GROUP RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH THE OWNERSHIP OR OPERATION OF THE PROPERTIES, OR ANY PART THEREOF, PERTAINING TO THE PERIOD OF TIME PRIOR TO CLOSING, NO MATTER WHEN ASSERTED, FOR WHICH SELLER'S INDEMNITY OBLIGATION HAS CEASED, TERMINATED (IN ACCORDANCE WITH ARTICLE 8.3 OR OTHERWISE) OR DID NOT EXIST, AND FROM AND
                                                         -----
AGAINST ANY AND ALL ENVIRONMENTAL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH THE OWNERSHIP OR OPERATION OF THE PROPERTIES, OR ANY PART THEREOF, PERTAINING TO THE PERIOD OF TIME AT AND AFTER CLOSING, NO MATTER WHEN ASSERTED; INCLUDING WITHOUT LIMITATION, ENVIRONMENTAL CLAIMS RELATING TO: (A) INJURY OR DEATH OF ANY PERSON OR PERSONS WHOMSOEVER, (B) DAMAGE TO OR LOSS OF ANY PROPERTY OR RESOURCE, (C) POLLUTION, ENVIRONMENTAL DAMAGE OR VIOLATION OF ENVIRONMENTAL LAWS, (D) COMMON LAW CAUSES OF ACTION SUCH AS NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, NUISANCE OR TRESPASS, AND/OR
(E) FAULT IMPOSED BY STATUTE, RULE, REGULATION OR OTHERWISE. THE INDEMNITY OBLIGATION AND RELEASE PROVIDED HEREIN SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS OF SELLER GROUP.

    8.6  Asbestos, NORM and/or Mercury. Buyer acknowledges that the Properties
         -----------------------------
may currently or have in the past contained asbestos, NORM and/or mercury and that special procedures may be required for the assessment, remediation, removal, transportation or disposal of such asbestos, NORM and/or mercury. Seller has disclosed in Exhibit "G" the issue with El Paso Natural Gas Company ("El Paso") regarding the removal of mercury and for associated clean-up necessitated by El Paso's use of mercury meters on the Properties, and that Seller has asserted that El Paso is responsible for such clean-up. Seller agrees to use all reasonable efforts to obtain a favorable resolution of the issue with El Paso and agrees to cooperate and coordinate with Buyer with respect thereto. If transferable, Seller shall have the right at Closing to assign its rights against El Paso to Buyer and relieve itself of any obligation under the preceding sentence. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY (INCLUDING WITHOUT LIMITATION ARTICLES 5.2, 8.2 OR 8.3), BUYER AGREES TO ACCEPT FULL RESPONSIBILITY FOR AND SHALL PAY ALL COSTS AND EXPENSES ASSOCIATED WITH THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION AND DISPOSAL OF THE ASBESTOS, NORM OR MERCURY ASSOCIATED WITH THE PROPERTIES, AND SHALL NOT BE ENTITLED TO CLAIM THE FACT THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF THE ASBESTOS, NORM OR MERCURY IS NOT COMPLETE OR THAT ADDITIONAL COST WILL BE REQUIRED TO COMPLETE THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF THE ASBESTOS, NORM OR MERCURY AS AN ALLEGED TITLE DEFECT, ALLEGED ADVERSE CONDITION, BREACH OF SELLER'S REPRESENTATIONS AND WARRANTIES OR BREACH OF SELLER'S INDEMNITY OBLIGATION UNDER THIS AGREEMENT, AND BUYER (ON BEHALF OF ITSELF, ITS OFFICERS, AGENTS, EMPLOYEES, AFFILIATES, SUCCESSORS AND ASSIGNS)

IRREVOCABLY WAIVES SUCH CLAIMS. In conducting the duties and obligations contained in this Article, Buyer shall comply with the applicable Laws.

    8.7  Buyer's Assumption of Obligations. Buyer agrees to assume and shall
         ---------------------------------
timely perform and discharge all duties and obligations of Seller associated with the Properties (including without limitation any contractual obligations) relating to the period of time at and after Closing, and Seller shall incur no liability for Buyer's failure to properly perform or discharge any such duties
and obligations.   NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE
CONTRARY (INCLUDING WITHOUT LIMITATION ARTICLES 5.2, 8.2 OR 8.3), BUYER AGREES TO ACCEPT FULL RESPONSIBILITY FOR AND SHALL PAY ALL COSTS AND EXPENSES ASSOCIATED WITH THE PLUGGING AND ABANDONMENT OF THE WELLS AND FACILITIES INCLUDED IN THE PROPERTIES, AND SHALL NOT BE ENTITLED TO CLAIM THE FACT THAT PLUGGING AND ABANDONMENT OPERATIONS ARE NOT COMPLETE OR THAT ADDITIONAL COST WILL BE REQUIRED TO COMPLETE THE PLUGGING AND ABANDONMENT OPERATIONS AS AN ALLEGED TITLE DEFECT, ALLEGED ADVERSE CONDITION, BREACH OF SELLER'S REPRESENTATIONS AND WARRANTIES OR BREACH OF SELLER'S INDEMNITY OBLIGATION UNDER THIS AGREEMENT, AND BUYER (ON BEHALF OF ITSELF, ITS OFFICERS, AGENTS, EMPLOYEES, AFFILIATES, SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES SUCH CLAIMS. In conducting the duties and obligations contained in this Article, Buyer shall comply with the applicable Laws.

    8.8  Process Safety Management.  Buyer acknowledges that Process Safety
         -------------------------
Management of Highly Hazardous Chemicals; Explosives and Blasting Agents (i.e.,
                                                                          ----
29 CFR 1910) (collectively "Process Safety Management") associated with the Properties is an ongoing process. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY (INCLUDING WITHOUT LIMITATION ARTICLES 5.2, 8.2 OR 8.3), BUYER AGREES TO ACCEPT FULL RESPONSIBILITY FOR AND SHALL PAY ALL COSTS AND EXPENSES ASSOCIATED WITH THE PROCESS SAFETY MANAGEMENT PROCESS (INCLUDING WITHOUT LIMITATION THE IDENTIFICATION, EVALUATION AND REMEDIATION), AND SHALL NOT BE ENTITLED TO CLAIM THE FACT THAT PROCESS SAFETY MANAGEMENT IS NOT COMPLETE OR THAT ADDITIONAL COST WILL BE REQUIRED TO COMPLY WITH OR COMPLETE THE PROCESS SAFETY MANAGEMENT PROCESS AS AN ALLEGED TITLE DEFECT, ALLEGED ADVERSE CONDITION, BREACH OF SELLER'S REPRESENTATIONS AND WARRANTIES OR BREACH OF SELLER'S INDEMNITY OBLIGATION UNDER THIS AGREEMENT, AND BUYER (ON BEHALF OF ITSELF, ITS OFFICERS, AGENTS, EMPLOYEES, AFFILIATES, SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES SUCH CLAIMS. In conducting the duties and obligations contained in this Article, Buyer shall comply with the applicable Laws.

    8.9  Notice of Claims.  If a Claim is asserted against a party for which the
         ----------------
other party may have an obligation of indemnity, it shall be a condition precedent to the indemnifying party's obligations under this Article 8 that the indemnified party give the indemnifying party written notice of such Claim setting forth full particulars of the Claim (including a copy of the written Claim, if any) as then known by the indemnified party. The indemnified party shall make a good faith effort to notify the indemnifying party within one (1) month of receipt of a Claim and shall in all events effect notice within such time as will allow the indemnifying party a reasonable period of time in which to evaluate and timely respond to said Claim. The notice of Claim provided hereunder is referred to as a "Claim Notice."

    8.10 Defense of Claims.  Upon receipt of a Claim Notice, the indemnifying
         -----------------
party may assume the defense of said Claim with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. The indemnified party shall cooperate in all reasonable respects in such defense.
If any Claim involves a fact pattern wherein Buyer may have an obligation to indemnify Seller and Seller may have an obligation to indemnify Buyer, each party shall have the right to assume the defense of and hire counsel for that portion of the Claim for which it may have an obligation of indemnity. In all instances, the indemnified party shall have the right to employ separate counsel and to participate in the defense of any Claim; provided however, the fees and expenses of counsel employed by the indemnified party shall be borne solely by the indemnified party. If the indemnifying party does not notify the indemnified party within the earlier to occur of: (a) five (5) Days before the time a response is due in any litigation matter, or (b) sixty (60) Days after receipt of the Claim Notice, that the indemnifying party elects to undertake the defense of a Claim, the indemnified party shall have the right to defend, at the expense of the indemnifying party, the Claim with counsel of the indemnified party's choosing, subject to the right of the indemnifying party to assume the defense of the Claim at any time prior to settlement or final determination thereof. In such event, the indemnified party shall promptly send a written notice to the indemnifying party of any proposed settlement of a Claim, which settlement the indemnifying party may accept or reject, in its reasonable judgment, within thirty (30) days of receipt of such notice, unless the settlement offer is limited to a shorter period of time in which case the indemnifying party shall have such shorter period of time in which to accept or reject the proposed settlement. Failure of the indemnifying party to accept or reject such settlement within the applicable period of time shall be deemed to be its rejection of such settlement. Notwithstanding the foregoing, the indemnified party may settle any matter over the objection of the indemnifying party, but in so doing the indemnified party shall be deemed to have waived any right to indemnity therefor as to (and only as to) liabilities with respect to which the indemnifying party has acknowledged in writing its indemnity obligation.

    8.11 Waiver of Certain Damages.  EACH OF THE PARTIES HEREBY WAIVES AND
         -------------------------
AGREES NOT TO SEEK INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY

DAMAGES OF ANY KIND WITH RESPECT TO ANY CLAIM OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR BREACH HEREOF. THIS PROVISION SHALL NOT DIMINISH OR AFFECT IN ANY WAY THE PARTIES' RIGHTS AND OBLIGATIONS UNDER ANY INDEMNITIES PROVIDED FOR IN THIS AGREEMENT.

    8.12 Limitation on Indemnities.   IN NO EVENT SHALL AN INDEMNIFYING PARTY
         -------------------------
HAVE ANY OBLIGATION OF INDEMNIFICATION TO THE INDEMNIFIED PARTY, IF THE CLAIM FOR WHICH INDEMNITY IS SOUGHT WAS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, NOR SHALL ANY INDEMNITY PROVISIONS IN THIS AGREEMENT APPLY TO OR BE DEEMED TO APPLY TO MATTERS AFFECTING PROPERTIES (REAL, PERSONAL OR MIXED) AND APPURTENANT RIGHTS (CONTRACTUAL OR OTHERWISE) OTHER THAN THOSE WHICH ARE COVERED BY THIS AGREEMENT.

    8.13 Litigation Obligations.  Seller shall retain liability for any
         ----------------------
litigation, pending or threatened in writing to Seller as of the Effective Time by Third Parties to the extent based on acts, omissions, event or occurrences prior to the Effective Time and as to which Seller is or may become a party. Seller shall also retain liability for liens for delinquent taxes or assessments or delinquent liens of operators, that are being contested by Seller in good faith in the normal course of business.

                 ARTICLE 9.  SPECIAL WARRANTY AND DISCLAIMERS
                 --------------------------------------------

    9.1  Special Warranty of Title.  SELLER SHALL WARRANT TITLE TO AND FOREVER
         -------------------------
DEFEND TITLE TO THE PROPERTIES CONVEYED TO BUYER AGAINST EVERY PERSON WHOMSOEVER LAWFULLY CLAIMING TITLE TO THE PROPERTIES, OR ANY PART THEREOF BY, THROUGH OR UNDER SELLER, BUT NOT OTHERWISE.

    9.2  Disclaimer - Representations and Warranties.  BUYER ACKNOWLEDGES AND
         -------------------------------------------
AGREES THAT THE PROPERTIES ARE BEING TRANSFERRED, ASSIGNED AND CONVEYED FROM SELLER TO BUYER "AS-IS, WHERE-IS", AND WITH ALL FAULTS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITHOUT RECOURSE. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 9, SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES CONCERNING THE PROPERTIES, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING WITHOUT LIMITATION: (A) ANY WARRANTY OF TITLE (EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN ARTICLE 9.1), (B) THE EXISTENCE OF ANY AND ALL PROSPECTS, (C) THE GEOGRAPHIC, GEOLOGIC OR GEOPHYSICAL CHARACTERISTICS ASSOCIATED WITH ANY AND ALL PROSPECTS, (D) THE EXISTENCE, QUALITY, QUANTITY OR RECOVERABILITY OF HYDROCARBON RESERVES ASSOCIATED WITH THE PROPERTIES, (E) THE COSTS, EXPENSES, REVENUES OR RECEIPTS ASSOCIATED WITH THE PROPERTIES, (F) THE CONTRACTUAL, ECONOMIC OR FINANCIAL DATA ASSOCIATED WITH THE PROPERTIES, (G) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE PROPERTIES, (H) THE

ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTIES, (I) THE FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE PROPERTIES, OR THE AGREEMENTS TO WHICH THE PROPERTIES ARE SUBJECT, (J) THE ABSENCE OF PATENT OR LATENT DEFECTS, (K) SAFETY, (L) STATE OF REPAIR, (M) MERCHANTABILITY, AND (N) FITNESS FOR A PARTICULAR PURPOSE; AND BUYER (ON BEHALF OF ITSELF, ITS OFFICERS, AGENTS, EMPLOYEES, AFFILIATES, SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES SUCH CLAIMS.

    9.3  Disclaimer - Statements and Information.  SELLER EXPRESSLY DISCLAIMS
         ---------------------------------------
ANY AND ALL LIABILITY AND RESPONSIBILITY FOR AND ASSOCIATED WITH THE QUALITY, ACCURACY, COMPLETENESS OR MATERIALITY OF THE DATA, INFORMATION AND MATERIALS FURNISHED (ELECTRONICALLY, ORALLY, BY VIDEO, IN WRITING OR ANY OTHER MEDIUM) AT ANY TIME TO BUYER, ITS OFFICERS, AGENTS, EMPLOYEES OR AFFILIATES IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREIN, INCLUDING WITHOUT LIMITATION: (A) THE EXISTENCE OF ANY AND ALL PROSPECTS, (B) THE GEOGRAPHIC, GEOLOGIC OR GEOPHYSICAL CHARACTERISTICS ASSOCIATED WITH ANY AND ALL PROSPECTS, (C) THE EXISTENCE, QUALITY, QUANTITY OR RECOVERABILITY OF HYDROCARBON RESERVES ASSOCIATED WITH THE PROPERTIES, (D) THE COSTS, EXPENSES, REVENUES OR RECEIPTS ASSOCIATED WITH THE PROPERTIES, (E) THE CONTRACTUAL, ECONOMIC OR FINANCIAL DATA ASSOCIATED WITH THE PROPERTIES, (F) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE PROPERTIES, (G) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTIES, AND
(H) THE FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE PROPERTIES, OR THE AGREEMENTS TO WHICH THE PROPERTIES ARE SUBJECT; AND BUYER (ON BEHALF OF ITSELF, ITS OFFICERS, AGENTS, EMPLOYEES, AFFILIATES, SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES SUCH CLAIMS.

             ARTICLE 10.  SELLER'S REPRESENTATIONS AND WARRANTIES
             ----------------------------------------------------

    Seller represents and warrants to Buyer that, to the best of Seller's knowledge, on the date hereof and as of Closing:

    10.1 Organization and Good Standing.  Seller is a corporation duly
         ------------------------------
organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own and lease the Properties. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.

    10.2 Corporate Authority; Authorization of Agreement.  Seller has all
         -----------------------------------------------
requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all of the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Seller, the performance by Seller of all of the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

    10.3 No Violations.  Assuming expiration or termination of the applicable
         -------------
waiting period under the HSR Act, if applicable, the execution and delivery of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

         10.3.1 Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Seller;

         10.3.2 Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Seller (assuming receipt of all consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfers of title);

         10.3.3 Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (i) any mortgage, indenture, loan, credit agreement or other agreement, evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound, or (ii) any order, judgment or decree of any governmental entity or tribal authority; or

         10.3.4 Result in the creation or imposition of any lien or encumbrance upon the Properties.

    10.4 Absence of Certain Changes.  Between the date of execution of this
         --------------------------
Agreement and Closing, there shall not have been without Buyer's prior written consent:

         10.4.1 A waiver of any right of material value relating to the Properties, other than in the ordinary course of business;

         10.4.2 A sale, lease or other disposition of the Properties, other than in the ordinary course of business, except as otherwise provided in Article 12.5;

         10.4.3 A mortgage, pledge or grant of a lien or security interest in any of the Properties; or

         10.4.4 A contract or commitment to do any of the foregoing.

    10.5 Operating Costs.  All costs incurred in connection with the operation
         ---------------
of the Properties have been fully paid and discharged by Seller, except normal expenses incurred in operating the Properties within the previous sixty (60) Days or as to which Seller has not yet been billed.

    10.6 Litigation.  Except as set forth in Exhibit "G" or disclosed prior to
         ----------
Closing, there is no action, suit or proceeding pending against Seller which would have a material adverse effect on the value or operation of the Properties or that would prevent the consummation of the transaction contemplated by this Agreement.

    10.7 Bankruptcy. There are no bankruptcy, reorganization or receivership
         ----------
proceedings pending, being contemplated by or threatened against Seller.

              ARTICLE 11. BUYER'S REPRESENTATIONS AND WARRANTIES
              --------------------------------------------------

    Buyer represents and warrants to Seller that, to the best of Buyer's knowledge, on the date hereof and as of Closing:

    11.1 Organization and Good Standing.  Buyer is a corporation duly organized,
         ------------------------------
validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own and lease the Properties. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.

    11.2 Corporate Authority; Authorization of Agreement.  Buyer has all
         -----------------------------------------------
requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Buyer, the performance by Buyer of all the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

    11.3 No Violations.  Assuming expiration or termination of the applicable
         -------------
waiting period under the HSR Act, if applicable, the execution and delivery of this Agreement by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

         11.3.1 Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Buyer;

         11.3.2 Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Buyer; or

         11.3.3 Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (i) any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound, or (ii) any order, judgment or decree of any governmental entity or tribal authority.

    11.4 SEC Disclosure. Buyer is acquiring the Properties for its own account
         --------------
for use in its trade or business, and not with a view toward or for sale in connection with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended.

    11.5 Independent Evaluation.  BUYER REPRESENTS THAT IT IS SOPHISTICATED IN
         ----------------------
THE EVALUATION, PURCHASE, OWNERSHIP AND OPERATION OF OIL AND GAS PROPERTIES AND RELATED FACILITIES. IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTION CONTEMPLATED HEREIN, BUYER REPRESENTS THAT: (A) IT HAS RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND EVALUATION OF THE PROPERTIES, AND (B) IT HAS SATISFIED ITSELF AS TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTIES.

    11.6 Buyer's Reliance.  BUYER ACKNOWLEDGES AND AGREES THAT IT IS ENTITLED
         ----------------
TO RELY ONLY ON THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT.

              ARTICLE 12. ADDITIONAL COVENANTS AND CONSIDERATIONS
              ---------------------------------------------------

    12.1 Subsequent Operations.
         ---------------------

         (a) Within ten (10) Days after Closing, Seller shall send out notices, where applicable, advising working interest owners of the Properties it operates that it has transferred its interests in the Properties and rights under applicable agreements to Buyer. Buyer shall take prompt action as necessary to relieve Seller of operatorship of the Properties which Seller currently operates. Seller shall have no obligation under this Agreement or otherwise to send out notices balloting for the selection of a successor operator. In the event of any disputes over operatorship of any of the Properties after Closing, Seller shall reasonably cooperate with Cross Timbers Oil Company with respect to such disputes.

         (b) Seller makes no representations or warranties to Buyer as to the transferability or assignability of operatorship of the Properties. Buyer acknowledges that the rights and obligations associated with operatorship of the Properties are governed by the applicable agreement(s) and that operatorship of the Properties will be decided in accordance with the terms of said agreement(s).

         12.2 Operations up to Closing. From the date of this Agreement to
              ------------------------
Closing, Seller shall conduct Seller's business with respect to the Properties in a manner which is prudent under the circumstances, and Seller shall notify Buyer of any occurrences of which Seller becomes aware that would result in Seller's representations and warranties being incorrect in any material respect as of and at Closing.

         12.3 Transition Agreement. At Closing, Buyer and Seller shall execute
              --------------------
the Transition Agreement.

         12.4 License Agreement(s).
              --------------------

         (a) At Closing, Buyer and Seller shall execute the License Agreement - SAMS, covering certain proprietary technology of Seller, including the "SAMS" automation system.

         (b) Buyer shall execute and deliver to Seller a License Agreement - 3-D Seismic in a mutually agreed form, granting to Seller, at no cost to Seller, a right and license to use 3-D seismic data, or any portion thereof, conveyed to Buyer under the terms of this Agreement.

         (c) Buyer shall be entitled at its option to license Seller's retained 2-D seismic data insofar as it pertains to the Properties from Seller's seismic broker upon the terms established for licensing by such seismic broker, except that the fee therefor shall be the broker's fee only and shall not include any fee or reimbursement to Seller.

     12.5  Subleased Agreement. Certain compressors and separators located on
           -------------------
the Properties are subject to an existing sublease(s) from Amoco Equipment Leasing Company ("AELC") to Seller (collectively, "Subleased Equipment"). No later than fifteen (15) Business Days prior to the Closing Date, Buyer shall notify Seller in writing that Buyer elects to either (a) enter into the Sublease Agreement for all of the Subleased Equipment or (b) replace some or all of the Subleased Equipment and, if not all the Subleased Equipment is to be replaced, enter into the Sublease Agreement with respect to the Subleased Equipment Buyer elects to keep on the Properties. At Closing, Buyer and Seller shall execute the Sublease Agreement in the form attached as Exhibit "R" as to the separators and compressors specified to be subleased by Buyer pursuant to this provision. If Buyer elects option (b) above, Seller shall remove the items of Subleased Equipment which Buyer does not wish to sublease from the Properties at Seller's sole expense within thirty (30) Days after Closing.

     12.6  NGL Call.  Buyer and Seller shall mutually agree on a provision under
           --------
which Seller shall retain a call on natural gas liquids.

     12.7  Transitional Automation Agreement.    It is understood that the
           ---------------------------------
Jupiter Automation System and PC SAMS system have been installed on San Juan wells being retained by Seller as well as on some of the wells which comprise the Properties. These systems cannot be split upon transfer of ownership. Therefore, Seller shall provide training for Buyer's employees for a specified period after Closing to allow Buyer to replicate and operate the systems, all at Buyer's cost. However, automation hardware located at wells which comprise the Properties shall be included in the sale of the Properties. The parties shall agree on a mutually satisfactory form of Transitional Automation Agreement which will be executed at Closing, incorporating the basic terms outlined in Exhibit "H."

     12.8  Partnership Agreements and Ridgewood Contracts.  Only a portion of
           -----------------------------------------------
the properties covered by the partnership agreements listed on Exhibit "E" and covered by the Ridgewood contracts are included in the Properties. The parties shall agree on a mutually satisfactory way of handling the contractual rights and obligations under all of such agreements and contracts.

     12.9  Stock Warrants.  Prior to the Closing, Seller and Buyer shall agree
           --------------
in writing on the terms of the stock warrants which constitute part of the consideration for Buyer's purchase of the Properties.

     12.10 Cooperation by Seller.  Seller agrees that it shall provide Buyer
           ---------------------
promptly upon written request of Buyer copies of historical financial data for the Properties for the years 1995 and 1996 and 1997 year-to-date information up to the date of Closing (including monthly and calendar quarter summaries within those periods), including but not limited to, lease operating statements and lease operating costs reports (detailed by property with related summaries), and shall allow Buyer's employees and representatives reasonable access upon prior written notice to supporting records, invoices and other source documents insofar as required to complete necessary audits and due diligence procedures, and shall reasonably cooperate with Buyer to enable Buyer to complete audits and due diligence on a timely basis, provided, however, that Seller shall provide only such data as it has in its possession and shall not be obligated to generate such data in any particular form or format.

                         ARTICLE 13. PERSONNEL MATTERS
                         -----------------------------

     13.1 Employee Lists.  Prior to Closing, Seller will make available to Buyer
          --------------
a list of employees who are directly engaged in the operation, maintenance, administration, measurement, automation and similar functions for the Properties subject to this Agreement, who are available for immediate employment by Buyer commencing at Closing. In addition, prior to Closing, Seller will make available to Buyer a separate list of employees who are engaged in management, analysis, engineering, supervision, accounting and similar functions who are available for immediate employment by Buyer commencing at Closing. Buyer shall not solicit employment of any employees of Seller without obtaining the advance written permission of Seller. This restriction shall remain in effect for twenty four (24) months after Closing.

     13.2 Offers of Employment.  Buyer may (but shall be under no obligation to)
          --------------------
make offers of employment effective as of Closing to those employees made available by Seller, and Buyer shall use reasonable efforts to employ Seller's designated employees. Such persons shall be covered by all of Buyer's benefit plans and policies, including without limitation the savings plan, medical plan, and other benefits and policies, provided, however, that Buyer shall for the purpose of employment and all such benefits and policies provide for immediate participation of Seller's employees hired by Buyer and provide to them service credit for prior service with Seller.

     13.3 Severance. Buyer acknowledges that employees hired by Buyer for
          ---------
positions with pay comparable to what they received from Seller would have been eligible to receive the severance benefits described in the current 1997 Amoco Corporation and Participating Affiliates Severance Benefits Plan. Therefore, Buyer agrees that if any of Seller's employees who are hired by Buyer who did not receive severance benefits from Seller are then terminated by Buyer within one (1) year of their date of employment with Buyer, Buyer shall provide to each such person the same severance benefits they would have received from Seller as if they had been severed by Seller on the Closing Date. If any of Seller's employees who are hired by Buyer, voluntarily terminate their employment with Buyer, Buyer shall not be obligated to pay such persons the severance benefits described in this provision.

     13.4 Additional Agreements.  Buyer and Seller agree to cooperate with one
          ---------------------
another with respect to personnel matters and to cause appropriate personnel from Buyer and Seller to meet prior to Closing to resolve any issues (including any issues under the Worker Adjustment and Retraining Notification Act, 29 U.S.C., Section 2101, et seq. or under any similar provision of any
                              -------
Laws) and implement the general agreements contained in this Article 13.

                            ARTICLE 14. HSR FILINGS
                            -----------------------

    14.1  HSR Filings.  If compliance with the HSR Act is required in connection
          -----------
with the transaction contemplated under this Agreement, as promptly as practicable and in any event not more than fifteen (15) Business Days following the date on which the parties have executed this Agreement, both parties will file with the Federal Trade Commission and the Department of Justice, as applicable, the notification and report forms required for the transactions contemplated herein and will as promptly as practicable furnish any supplemental information which may be reasonably requested in connection therewith. Each party shall request expedited treatment of such filing. If failure by either party to obtain timely authorization from the Federal Trade Commission or the Department of Justice results in the inability of the parties to Close on the Closing Date, the time for Closing shall automatically be extended until such date as Closing can occur in compliance with the HSR Act.

                  ARTICLE 15. CONDITIONS PRECEDENT TO CLOSING
                  -------------------------------------------

     15.1 Conditions Precedent to Seller's Obligation to Close.  Seller shall be
          ----------------------------------------------------
obligated to consummate the sale of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Seller:

          15.1.1 All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; and

          15.1.2 Buyer shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to Closing.

     15.2 Conditions Precedent to Buyer's Obligation to Close.  Buyer shall be
          ---------------------------------------------------
obligated to consummate the purchase of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Buyer:

          15.2.1 All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; and

          15.2.2 Seller shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Seller on or prior to Closing.

     15.3 Conditions Precedent to Obligation of Each Party to Close.  The
          ---------------------------------------------------------
parties shall be obligated to consummate the sale and purchase of the Properties as contemplated in this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by the applicable party:

          15.3.1 No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the parties hereto or any of their Affiliates, officers, directors or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in connection with the transaction contemplated herein, nor shall there be any investigation by a governmental entity pending which might result in any such suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement;

          15.3.2 If applicable, consummation of the transaction contemplated herein shall not have been prevented from occurring by (and the required waiting period, if any, shall have expired under) the HSR Act and the rules and regulations of the Federal Trade Commission or the Department of Justice;

          15.3.3 All consents and approvals, if any, whether required contractually or by applicable federal, state, local or tribal Law, or otherwise necessary for the execution, delivery and performance of this Agreement (except for consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfer of title) shall have been obtained and delivered to Buyer or Seller, as applicable, by Closing and shall not have been withdrawn or revoked;

          15.3.4 With respect to Properties which have not been excluded from this Agreement because of exercise of a preferential purchase right, if any, the preferential purchase rights applicable to such Properties shall have been waived, or the time to elect under such preferential purchase rights shall have elapsed, prior to Closing; and

                            ARTICLE 16. THE CLOSING
                            -----------------------

     16.1    Closing.  Three (3) Business Days prior to the Closing Date, Seller
             -------
shall provide Buyer with a Closing statement setting forth the Purchase Price adjusted in accordance with the terms of this Agreement. Seller shall additionally provide Buyer with wiring instructions designating the account or accounts to which the Closing funds are to be delivered in accordance with
Article 16.3.5. Closing shall be held in Seller's office at the 4th Floor, 550 WestLake Park Boulevard, Houston, Texas 77079, or such other location as mutually agreed in writing by Seller and Buyer.

     16.2    Obligations of Seller at Closing.  At Closing, Seller shall
             --------------------------------
deliver to Buyer, unless waived by Buyer, the following:

             16.2.1 A document conveying all of Seller's right, title and interests in and to the Properties substantially in the form of the Assignment and Bill of Sale attached hereto as Exhibit "I". The Assignment and Bill of Sale shall be executed and acknowledged in four (4) multiple originals or such greater number as agreed between the parties;

             16.2.2 A document conveying all of Seller's right, title and interests in and to surface interests which are included in the Properties substantially in the form of the Surface Deed attached hereto as Exhibit "J". The Surface Deed shall be executed and acknowledged in four (4) multiple originals or such greater number as agreed between the parties;

             16.2.3 A document conveying all of Seller's right, title and interests in and to the mineral interests which are included in the Properties substantially in the form of the Mineral Deed attached hereto as Exhibit "K". The Mineral Deed shall be executed and acknowledged in four
     (4) multiple originals or such greater number as agreed between the parties;

             16.2.4 Executed and acknowledged assignments of all of Seller's right, title and interest in and to federal, state or tribal interests included in the Properties on approved forms for such purpose;

             16.2.5 A Certificate executed by an Attorney-in-Fact of Seller certifying as to the matters specified in Articles 15.2.1 and 15.2.2 above substantially in the form of Exhibit "L";

             16.2.6 Letters-in-Lieu of division orders or transfer orders executed by an Attorney-in-Fact of Seller substantially in the form of Exhibit "M";

             16.2.7 An Opinion of Counsel executed by an attorney for Seller substantially in the form of Exhibit "N";

             16.2.8 A Non-Foreign Affidavit executed by an Attorney-in-Fact of Seller substantially in the form of Exhibit "O";

             16.2.9 A Transition Agreement executed by an Attorney-in-Fact of Seller substantially in the form of Exhibit "P";

             16.2.10 A License Agreement - SAMS executed by an Attorney-in-Fact of Seller substantially in the form of Exhibit "Q";

             16.2.11 A Sublease Agreement executed by an Attorney-in-Fact of Seller substantially in the form of Exhibit "R";

             16.2.12 A Transitional Automation Agreement in a mutually agreed form based on Exhibit "H," executed by an Attorney- in- Fact of Seller;

             16.2.13 A License Agreement - 3-D Seismic in a mutually agreed form, executed by an Attorney-in-Fact of Seller, as provided in Article 12.4(b);

             16.2.14 An agreement with respect to the stock warrant described in Article 3.2 in a mutually agreed form, executed by an Attorney-in-Fact of Seller;

             16.2.15 Evidence that all consents and approvals prerequisite for the sale and conveyance of the Properties (except for consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfer of title) have been obtained, as well as evidence of waiver or lapse of any unexercised preferential purchase rights applicable to the Properties; and

             16.2.16 Such other instruments as necessary to carry out Seller's obligations under this Agreement.

     16.3    Obligations of Buyer at Closing.  At Closing, Buyer shall deliver
             -------------------------------
to Seller, unless waived by Seller, the following:

          16.3.1 The total consideration, including adjusted Purchase Price (plus Computed Interest on the Purchase Price in accordance with Article 3.1), less the Deposit (plus Computed Interest on the Deposit from the date
           ----
     of receipt by Seller until Closing) and less the Trade Assets' Value (as
                                             ----
     defined in Article 16.4, if Seller exercises the trade election pursuant to
     Article 16.4), by wire transfer in accordance with Article 3 and non-cash consideration, if any.

             16.3.2 The Assignment and Bill of Sale, executed and properly acknowledged, referred to in Article 16.2.1;

             16.3.3 The Surface Deed, executed and properly acknowledged, referred to in Article 16.2.2;

             16.3.4 The Mineral Deed, executed and properly acknowledged, referred to in Article 16.2.3;

             16.3.5 The federal, state and tribal assignments, executed and properly acknowledged, referred to in Article 16.2.4;

             16.3.6 A Certificate executed by an authorized officer or Attorney-in-Fact of Buyer certifying as to the matters specified in Articles
15.1.1 and 15.1.2 substantially in the form of Exhibit "L";

             16.3.7 Letters-in-Lieu of division orders or transfer orders executed by an authorized officer or Attorney-in-Fact of Buyer substantially in the form of Exhibit "M";

             16.3.8 An Opinion of Counsel executed by an attorney for Buyer substantially in the form of Exhibit "N";

             16.3.9 A Transition Agreement executed by an authorized officer or Attorney-in-Fact of Buyer substantially in the form of Exhibit "P";

             16.3.10 A License Agreement executed by an authorized officer or Attorney-in-Fact of Buyer substantially in the form of Exhibit "Q";

             16.3.11 A Sublease Agreement executed by an authorized officer or Attorney-in-Fact of Buyer substantially in the form of Exhibit "R";

             16.3.12  The Transitional Automation Agreement referenced in
Article 16.2.12, executed by an authorized officer or Attorney- in- Fact of Buyer;

             16.3.13 A License Agreement - 3-D Seismic in a mutually agreed form, executed by an authorized officer or Attorney-in-Fact of Buyer, as provided in Article 12.4;

             16.3.14 An agreement with respect to the stock warrant described in Article 3.2 in a mutually agreed form, executed by an authorized officer or Attorney-in-Fact of Buyer;

          16.3.15 Evidence of compliance with all governmental and tribal requirements, if any, for the posting of plugging or other applicable bonds relating to the ownership or operation of the Properties; and

          16.3.16 Such other instruments as necessary to carry out Buyer's obligations under this Agreement.

     16.4 Possible Trade of Properties.  Prior to Closing, Seller may elect to
          ----------------------------
review certain properties owned by Buyer for a possible trade; such properties were specified in a letter from Buyer to Seller dated September 15, 1997. Seller may elect on or before November 1, 1997 to acquire the interest of Buyer in all such properties for the sum of Fifteen Million Seven Hundred Thousand and no/100 United States Dollars (US$ 15,700,000.00) ("Trade Assets' Value"), and Seller and Buyer shall agree on the terms for the transfer of such properties, including execution of a purchase and sale agreement in substantially the same form as this Agreement. In such event, at the Closing, Buyer shall deliver to Seller an Assignment and Bill of Sale covering such properties and the Purchase Price under this Agreement shall be adjusted to reflect a credit to Buyer for the Trade Assets' Value.


                            ARTICLE 17. TERMINATION
                            -----------------------

     17.1 Grounds for Termination. This Agreement may be terminated at any time
          -----------------------
prior to Closing:

          17.1.1   By the mutual written agreement of Seller and Buyer;

          17.1.2 By either Seller or Buyer if the consummation of the transactions contemplated herein would violate any nonappealable final order, decree or judgment of any court or governmental entity having appropriate jurisdiction enjoining or awarding substantial damages in connection with the consummation of the transactions contemplated herein; or

          17.1.3 By Seller if on or before October 15, 1997, any or all of the following have not been mutually agreed by the parties in writing:

               a.  The License Agreement - 3-D referred to in Article
                     12.4;

               b.  The NGL call language referred to in Article 12.6;

               c.  The Transitional Automation Agreement referred to in
                     Article 12.7;

                  d.  Handling of rights and obligations of the agreements
                         and contracts described in Article 12.8; or

                  e.  The terms of the stock warrants referred to in Article
                         3.2 and Article 12.9.

             17.1.4 Notwithstanding anything contained in this Agreement to the contrary, Seller may terminate this Agreement, if Closing shall not have occurred by December 31, 1997, through no breach of this Agreement by Seller.

     17.2    Effect of Termination.  If this Agreement is terminated in
             ---------------------
accordance with Article 17.1, such termination shall be without liability to any party, except return of the Deposit (plus Computed Interest on the Deposit from the date of receipt by Seller until termination) and performance of the obligations provided in Articles 17.3, 17.4, 17.5, 19.3, 19.10, 19.12, 19.14,
19.15, 19.17 and 18.1 (which provisions shall survive termination of this Agreement). If this Agreement is terminated as a result of Buyer's failure or refusal to perform an obligation hereunder (including without limitation Closing on the Closing Date), Seller shall be entitled to retain the Deposit as liquidated damages (and not as a penalty) to reimburse Seller for its out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement. The liquidated damages referenced above shall be in addition to and not exclusive of other remedies which may be available at law or in equity.

     17.3    Dispute over Right to Terminate.  If there is a dispute between the
             -------------------------------
parties over either party's right to terminate this Agreement under Article 17.1 or otherwise, Closing shall not occur, as scheduled. The party which disputes the other party's right to terminate the Agreement may initiate binding arbitration proceedings in accordance with Article 18.1 within thirty (30) Days of the date on which Closing was scheduled to occur and, if arbitration is so initiated, the dispute will be resolved through such binding arbitration proceeding. If the party which disputes the termination right does not initiate arbitration to resolve the dispute within the time period specified hereinabove, such party shall be deemed to have waived for all purposes its right to object to or dispute such termination.

     17.4    Return of Documents.  If this Agreement is terminated prior to
             -------------------
Closing, Buyer shall return Seller all books, records, maps, files, papers and other property in Buyer's possession relating to the transaction contemplated by this Agreement.

     17.5    Confidentiality.  Notwithstanding the termination of this
             ---------------
Agreement or any other provision of this Agreement to the contrary, the terms of the Confidentiality Agreement dated July 7, 1997, by and between Seller and Buyer ("Confidentiality Agreement"), shall remain in full force and effect. If Closing of the transaction contemplated herein occurs, the Confidentiality Agreement shall terminate (which termination shall be effective as of the Closing).

                            ARTICLE 18. ARBITRATION
                            -----------------------

     18.1    Arbitration.  UNLESS EXPRESSLY PROVIDED OTHERWISE IN THIS
             -----------
AGREEMENT, ANY AND ALL DISPUTES ARISING UNDER THE TERMS OF THIS AGREEMENT ("ARBITRABLE DISPUTE") SHALL BE REFERRED TO AND RESOLVED THROUGH THE USE OF BINDING ARBITRATION USING THREE (3) ARBITRATORS, IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AND THE FEDERAL ARBITRATION ACT (TITLE 9 OF THE UNITED STATES CODE). IF THERE IS ANY INCONSISTENCY BETWEEN THIS ARTICLE AND ANY STATUTE OR RULES, THE TERMS OF THIS ARTICLE SHALL CONTROL THE RIGHTS AND OBLIGATIONS OF THE PARTIES. ARBITRATION SHALL BE INITIATED WITHIN THE APPLICABLE TIME LIMITS SET FORTH IN THIS AGREEMENT AND NOT THEREAFTER OR IF NO TIME LIMIT IS GIVEN, WITHIN THE TIME PERIOD ALLOWED BY THE APPLICABLE STATUTE OF LIMITATIONS. ARBITRATION SHALL BE INITIATED BY ONE
(1) PARTY ("CLAIMANT") SERVING WRITTEN NOTICE ON THE OTHER PARTY ("RESPONDENT") THAT THE CLAIMANT ELECTS TO REFER THE ARBITRABLE DISPUTE TO BINDING ARBITRATION, AND THAT THE CLAIMANT HAS APPOINTED AN ARBITRATOR, WHO SHALL BE IDENTIFIED IN SUCH NOTICE. THE RESPONDENT SHALL RESPOND TO THE CLAIMANT WITHIN THIRTY (30) DAYS AFTER RECEIPT OF CLAIMANT'S NOTICE, IDENTIFYING THE ARBITRATOR RESPONDENT HAS APPOINTED. THE TWO (2) ARBITRATORS SO CHOSEN SHALL SELECT A THIRD ARBITRATOR (WHO MUST HAVE NOT LESS THAN TEN (10) YEARS EXPERIENCE AS AN OIL AND GAS LAWYER) WITHIN THIRTY (30) DAYS AFTER THE SECOND ARBITRATOR HAS BEEN APPOINTED. SELLER SHALL PAY THE COMPENSATION AND EXPENSES OF THE ARBITRATOR NAMED BY OR FOR IT, AND BUYER SHALL PAY THE COMPENSATION AND EXPENSES OF THE ARBITRATOR NAMED BY OR FOR IT. SELLER AND BUYER SHALL EACH PAY ONE-HALF OF THE COMPENSATION AND EXPENSES OF THE THIRD ARBITRATOR. UNLESS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, ALL ARBITRATORS MUST BE NEUTRAL PARTIES WHO HAVE NEVER BEEN OFFICERS, DIRECTORS OR EMPLOYEES OF THE PARTIES OR ANY OF THEIR AFFILIATES. ADDITIONALLY, UNLESS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, THE TWO (2) ARBITRATORS NAMED BY THE PARTIES MUST HAVE NOT LESS THAN TEN (10) YEARS EXPERIENCE IN THE OIL AND GAS INDUSTRY, AND MUST HAVE A FORMAL EDUCATION IN THE AREA OF DISPUTE (I.E., ACCOUNTING FOR AN ACCOUNTING DISPUTE, ETC.). THE HEARING SHALL BE COMMENCED WITHIN THIRTY (30) DAYS AFTER THE SELECTION OF THE THIRD ARBITRATOR. THE PARTIES AND THE ARBITRATORS SHALL PROCEED DILIGENTLY AND IN GOOD FAITH IN ORDER THAT THE AWARD SHALL BE MADE AS PROMPTLY AS POSSIBLE. THE DECISION OF THE ARBITRATORS SHALL BE BINDING ON AND NON-APPEALABLE BY THE PARTIES. THE ARBITRATORS SHALL NOT HAVE THE AUTHORITY TO GRANT OR AWARD INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.

                           ARTICLE 19. MISCELLANEOUS
                           -------------------------

     19.1    Notices.  All notices and other communications required, permitted
             -------
or desired to be given hereunder must be in writing and sent by: (a) U.S. mail, properly addressed as shown below, and with all postage and other charges fully prepaid, (b) hand delivery, or (c) facsimile transmission. Date of service by mail and hand delivery is the date on which such notice is received by the addressee and by facsimile is the date sent (as evidenced by fax machine confirmation of receipt), or if such date is not on a Business Day, then on the next date which is a Business Day. Each party may change its address by notifying the other party in writing.

     If to Seller        Amoco Production Company
     by mail:            P.O.  Box 3092
                         Houston, Texas  77253-3092
                         Attn:     General Manager of Business Development
                                   AEGNA Acquisitions and Divestments

     If to Seller by     Amoco Production Company
     hand delivery:      550 WestLake Park Boulevard, 4th floor
                         Houston, Texas  77079
                         Attn:     General Manager of Business Development
                                   AEGNA Acquisitions and Divestments

     If to Seller        Amoco Production Company
     by facsimile:       Number: 281-366-7544
                         Attn:     General Manager of Business Development
                                   AEGNA Acquisitions and Divestments

     If to Buyer         Cross Timbers Oil Company
     by mail:            810 Houston Street, Suite 2000
                         Fort Worth, Texas 76102
                         Attn:     Mr. Vaughn O. Vennerberg, II

     If to Buyer by      Cross Timbers Oil Company
     hand delivery:      810 Houston Street, Suite 2000
                         Fort Worth, Texas 76102
                         Attn:     Mr. Vaughn O. Vennerberg, II

     If to Buyer         Cross Timbers Oil Company
     by facsimile:       Number: 817-882-7224
                         Attn: Mr. Vaughn O. Vennerberg, II

     19.2    Conveyance Costs.  Buyer shall be solely responsible for filing and
             ----------------
recording documents related to the transfer of the Properties from Seller to Buyer and for all costs and fees associated therewith, including, without limitation, filing the assignment of the Properties with appropriate federal, state, local and tribal authorities as required by applicable Law. As soon as practicable after recording or filing, Buyer shall furnish Seller with all recording data and evidence of all required filings.

     19.3    Brokers' Fees.  Buyer has not retained any brokers, agents or
             -------------
finders and none are affiliated with Buyer or authorized to act on behalf of Buyer in this matter. BUYER AGREES TO RELEASE, PROTECT, INDEMNIFY, DEFEND AND HOLD SELLER, ITS OFFICERS, AGENTS, EMPLOYEES AND AFFILIATES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS WITH RESPECT TO ANY COMMISSIONS, FINDERS' FEES OR OTHER REMUNERATION DUE TO ANY BROKER, AGENT OR FINDER CLAIMING BY, THROUGH OR UNDER BUYER.

     19.4    Records.  Within thirty (30) Days after termination of the
             -------
Transition Agreement (except as provided below), Seller shall furnish to Buyer all Records which are maintained by Seller; provided however, Seller shall be entitled to retain: (a) copies of any or all such Records, (b) originals of any Records required in connection with litigation or other proceedings pending or threatened against Seller and associated with the Properties, (c) originals of any Records required in connection with title or environmental due diligence,
(d) originals of any Records required in connection with the Final Accounting Settlement, (e) originals of any Records required in connection with any transition activities, and/or (f) originals of any Records associated with any retained properties or interests; provided that in any case in which Seller retains original Records, Seller shall provide Buyer with copies of such original Records to the extent pertaining to the Properties, at Seller's expense, within thirty (30) Days after termination of the Transition Agreement. Any and all original Records retained by Seller shall be furnished to Buyer within thirty (30) Days after Seller's reasonable need for said Records ceases. Buyer agrees to maintain the Records received from Seller in accordance herewith for a period of seven (7) years after the Closing and shall afford Seller full access to the Records as reasonably requested by Seller. If Buyer desires to destroy the Records, or any portion thereof, it shall notify Seller prior to such destruction, and provide Seller the opportunity to take possession of the same.

     19.5    Further Assurances.  From and after Closing, at the request of
             ------------------
Seller but without further consideration, Buyer will execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Seller reasonably may request to more effectively put Seller in possession of any property which was not intended by the parties or should not have been conveyed by Buyer (including without limitation, reassignment from Buyer to Seller of any Properties which were conveyed in violation of a valid preferential right to purchase or consent to assignment). From and after Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to more effectively put Buyer in possession of the Properties. If any of the Properties are incorrectly described, the description shall be corrected upon proof of the proper description. From and after Closing, Buyer and Seller shall each execute, acknowledge and deliver to the other such further instruments and take such further action as may be reasonably requested in order to more effectively assure to the other the full beneficial use and enjoyment of the Properties and otherwise to accomplish the purposes of the transaction contemplated by this Agreement.

     19.6    Survival of Representations and Warranties.  THE REPRESENTATIONS
             ------------------------------------------
AND WARRANTIES CONTAINED IN ARTICLE 10 OF THIS AGREEMENT SHALL TERMINATE FOUR
(4) YEARS AFTER CLOSING. ALL OTHER REPRESENTATIONS, WARRANTIES, INDEMNITIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT SHALL SURVIVE THE CLOSING INDEFINITELY. THE PARTIES HAVE MADE NO REPRESENTATIONS OR WARRANTIES, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

     19.7    Amendments and Severability.  No amendments or other changes to
             ---------------------------
this Agreement shall be effective or binding on either of the parties unless the same shall be in writing and signed by both Seller and Buyer. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

     19.8    Successors and Assigns.  This Agreement shall not be assigned,
             ----------------------
either in whole or in part, without the express written consent of the non-assigning party. The terms, covenants and conditions contained in this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns, and such terms, covenants and conditions shall be covenants running with the land and with each subsequent transfer or assignment of the Properties.

     19.9    Headings.  The titles and headings set forth in this Agreement have
             --------
been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

     19.10   Governing Law.  THIS AGREEMENT (INCLUDING ADMINISTRATION OF THE
             -------------
BINDING ARBITRATION PROVISION SET FORTH IN ARTICLE 18.1) SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CHOICE OF LAW RULES WHICH MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

     19.11   No Partnership Created.  It is not the purpose or intention of this
             ----------------------
Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

     19.12   Public Announcements.  Neither Seller nor Buyer (including any of
             --------------------
their Affiliates in either case) shall issue a public statement or press release with respect to the transaction contemplated herein (including the price and other terms) without the prior written consent of the other party, except as required by

Law or listing agreement with a national security exchange and then only after prior consultation with the other party.

     19.13   No Third Party Beneficiaries.  Nothing contained in this Agreement
             ----------------------------
shall entitle anyone other than Seller or Buyer or their authorized successors and assigns to any claim, cause of action, remedy or right of any kind whatsoever.

     19.14   Waiver of Consumer Rights.  AS PARTIAL CONSIDERATION FOR THE
             -------------------------
PARTIES AGREEING TO ENTER INTO THIS AGREEMENT, THE PARTIES EACH CAN AND DO EXPRESSLY WAIVE THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, ARTICLE 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTION, AND ALL OTHER CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS, OR ANY OTHER STATE, APPLICABLE TO THIS TRANSACTION THAT MAY BE WAIVED BY THE PARTIES. IT IS NOT THE INTENT OF THE PARTIES TO WAIVE AND THE PARTIES SHALL NOT WAIVE ANY APPLICABLE LAW OR PROVISION THEREOF WHICH IS PROHIBITED BY LAW FROM BEING WAIVED. THE PARTIES HERETO REPRESENT THAT THEY HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT AND AFTER CONSULTATION WITH AN ATTORNEY OF THEIR OWN SELECTION VOLUNTARILY CONSENT TO THIS WAIVER, AND UNDERSTAND THE RIGHTS BEING WAIVED HEREIN.

     19.15   Not to be Construed Against Drafter.  THE PARTIES ACKNOWLEDGE THAT
             -----------------------------------
THEY HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW EACH AND EVERY PROVISION CONTAINED IN THIS AGREEMENT AND TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT, INCLUDING WITHOUT LIMITATION THE WAIVERS AND INDEMNITIES IN ARTICLES 4.3, 5.3, 8, 9, 19.3, 19.6 AND 19.14. BASED ON SAID REVIEW AND CONSULTATION, THE PARTIES AGREE WITH EACH AND EVERY TERM CONTAINED IN THIS AGREEMENT. BASED ON THE FOREGOING, THE PARTIES AGREE THAT THE RULE OF CONSTRUCTION THAT A CONTRACT BE CONSTRUED AGAINST THE DRAFTER, IF ANY, SHALL NOT BE APPLIED IN THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT.

     19.16   Tax Deferred Exchange Election.  Either party may elect to
             ------------------------------
structure the conveyance of the Properties as part of an exchange under Article 1031 of the Internal Revenue Code of 1986, as amended. The parties agree to execute all documents, conveyances or other instruments necessary to effectuate an Article 1031 exchange.

     19.17   Conspicuousness of Provisions. THE PARTIES ACKNOWLEDGE THAT THE
             -----------------------------
PROVISIONS CONTAINED IN THIS AGREEMENT THAT ARE SET OUT IN "BOLD" SATISFY THE REQUIREMENT OF THE EXPRESS NEGLIGENCE RULE AND ANY OTHER REQUIREMENT AT LAW OR IN EQUITY THAT PROVISIONS CONTAINED IN A CONTRACT BE CONSPICUOUSLY MARKED OR HIGHLIGHTED.

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

     19.18   Execution in Counterparts.  This Agreement may be executed in
             -------------------------
counterparts, which shall when taken together constitute one (1) valid and binding agreement.

     19.19   Entire Agreement.  This Agreement and the Confidentiality Agreement
             ----------------
supersede all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the parties relating to the Properties and constitute the entire understanding and agreement between the parties with respect to the sale and purchase of the Properties.

     The parties have executed this Agreement on the day and year first set forth above .


                                  AMOCO PRODUCTION COMPANY


                                  By:  Lon O Buehner
                                     --------------------------------------

                                  Name:  Lon O. Buehner
                                  Title:  Attorney-in-Fact



                                  CROSS TIMBERS OIL COMPANY


                                  By:  Vaughn O Vennerberg
                                     -------------------------------------

                                  Name:   Vaughn O. Vennerberg, II
                                  Title:  Senior Vice President - Land



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